Exhibit 10.1

CREDIT AGREEMENT

by and among

URSTADT BIDDLE PROPERTIES INC.

THE LENDERS PARTY HERETO,

AND

THE BANK OF NEW YORK

as Administrative Agent

and

WELLS FARGO BANK, N.A.

as Documentation Agent

Dated as of February 11, 2008

BNY CAPITAL MARKETS, INC.

as Sole Lead Arranger

and Bookrunner

TABLE OF CONTENTS

Page

1.	DEFINITIONS		1
	1.1.	Defined Terms.	1
	1.2.	Other Definitional Provisions.	18
2.	AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT		19
	2.1.	Loans.	19
	2.2.	Notes.	19
	2.3.	Procedure for Borrowings.	19
	2.4.	Termination or Reduction of Commitments.	21
	2.5.	Repayment of Loans; Evidence of Debt.	21
	2.6.	Prepayments of the Loans.	22
	2.7.	Letters of Credit.	22
	2.8.	Conversions.	26
	2.9.	Interest Rate and Payment Dates.	27
	2.10.	Substituted Interest Rate.	28
	2.11.	Taxes; Net Payments.	28
	2.12.	Illegality.	29
	2.13.	Increased Costs.	29
	2.14.	Indemnification for Break Funding Losses.	30
	2.15.	Use of Proceeds.	31
	2.16.	Capital Adequacy.	31
	2.17.	Administrative Agent’s Records.	32
	2.18.	Increase of the Total Commitment Amount.	32
	2.19.	Extensions of the Revolving Credit Termination Date.	33
3.	FEES; PAYMENTS		34
	3.1.	Fees.	34
	3.2.	Payments; Application of Payments.	35
4.	REPRESENTATIONS AND WARRANTIES		36
	4.1.	Existence and Power.	36
	4.2.	Authority.	36
	4.3.	Binding Agreement.	36
	4.4.	Subsidiaries.	37
	4.5.	Litigation.	37
	4.6.	Required Consents.	37
	4.7.	No Conflicting Agreements.	37
	4.8.	Compliance with Applicable Laws.	38
	4.9.	Taxes.	38
	4.10.	Governmental Regulations.	38
	4.11.	Federal Reserve Regulations; Use of Loan Proceeds.	38
	4.12.	Plans; Multiemployer Plans.	39

i

	4.13.	Financial Statements.	39
	4.14.	Property.	39
	4.15.	Environmental Matters.	39
	4.16.	Burdensome Obligations.	40
	4.17.	Solvency.	41
	4.18.	REIT Status.	41
	4.19.	Eligible Real Estate Assets.	41
	4.20.	Labor Relations.	41
	4.21.	No Misrepresentation.	41
5.	CONDITIONS TO FIRST LOANS OR LETTERS OF CREDIT.		42
	5.1.	Evidence of Action.	42
	5.2.	This Agreement.	42
	5.3.	Notes.	43
	5.4.	Guaranty.	43
	5.5.	Litigation.	43
	5.6.	Opinion of Counsel to the Borrower.	43
	5.7.	Fees.	43
	5.8.	Fees and Expenses of Special Counsel.	43
6.	CONDITIONS OF LENDING – ALL LOANS.		43
	6.1.	Compliance.	43
	6.2.	Loan Closings.	44
	6.3.	Borrowing Request.	44
	6.4.	Documentation and Proceedings.	44
	6.5.	Required Acts and Conditions.	44
	6.6.	Approval of Special Counsel.	44
	6.7.	Supplemental Opinions.	45
	6.8.	Other Documents.	45
7.	AFFIRMATIVE COVENTANTS		45
	7.1.	Financial Statements.	45
	7.2.	Certificates; Other Information.	46
	7.3.	Legal Existence.	49
	7.4.	Taxes.	49
	7.5.	Insurance.	49
	7.6.	Payment of Indebtedness and Performance of Obligations.	50
	7.7.	Maintenance of Property; Environmental Investigations.	50
	7.8.	Observance of Legal Requirements.	50
	7.9.	Inspection of Property; Books and Records; Discussions.	50
	7.10.	REIT Status; Operation of Business; Company Listing.	51
	7.11.	Required Additional Guarantors.	51
8.	NEGATIVE COVENANTS.		51
	8.1.	Indebtedness.	51
	8.2.	Liens.	51
	8.3.	Merger, Consolidation and Certain Dispositions of Property.	52

	8.4.	Investments, Loans, Etc.	52
	8.5.	Business Changes.	54
	8.6.	Amendments to Organizational Documents.	54
	8.7.	Bankruptcy Proceedings.	54
	8.8.	Sale and Leaseback.	54
	8.9.	Transactions with Affiliates.	54
	8.10.	Use of Proceeds Limitations.	54
	8.11.	Total Debt Leverage Ratio.	54
	8.12.	Unencumbered Asset Pool Value.	55
	8.13.	Secured Debt Leverage Ratio.	55
	8.14.	Fixed Charge Coverage Ratio.	55
	8.15.	Unsecured Debt Service Coverage Ratio.	55
	8.16.	Limitation on Unconsolidated Joint Ventures.	55
9.	DEFAULT.		55
	9.1.	Events of Default.	55
10.	THE AGENT.		58
	10.1.	Appointment.	58
	10.2.	Delegation of Duties.	58
	10.3.	Exculpatory Provisions.	58
	10.4.	Reliance by Administrative Agent.	59
	10.5.	Notice of Default.	59
	10.6.	Non-Reliance on Administrative Agent and Other Lenders.	60
	10.7.	Indemnification.	60
	10.8.	Administrative Agent in Its Individual Capacity.	61
	10.9.	Successor Administrative Agent.	61
11.	OTHER PROVISIONS		62
	11.1.	Amendments and Waivers.	62
	11.2.	Notices.	63
	11.3.	No Waiver; Cumulative Remedies.	64
	11.4.	Survival of Representations and Warranties.	65
	11.5.	Payment of Expenses and Taxes.	65
	11.6.	Lending Offices.	66
	11.7.	Successors and Assigns.	66
	11.8.	Counterparts.	68
	11.9.	Adjustments; Set-off.	68
	11.10.	Lenders’ Representations.	69
	11.11.	Indemnity.	69
	11.12.	Governing Law.	70
	11.13.	Headings Descriptive.	70
	11.14.	Severability.	70
	11.15.	Integration.	70
	11.16.	Consent to Jurisdiction.	70
	11.17.	Service of Process.	70
	11.18.	No Limitation on Service or Suit.	71

11.19.	WAIVER OF TRIAL BY JURY.	71
11.20.	Confidentiality.	71
11.21.	Patriot Act.	72

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption Agreement
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Commitment Amounts
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Subsidiary Guaranty
Exhibit F	-	Form of Note
Exhibit G	-	Form of Notice of Conversion
Exhibit H	-	Secretary’s Certificate
Exhibit I	-	Points for Legal Opinions
Exhibit J	-	Form of Commitment Increase Supplement
Exhibit K	-	Form of Real Property Asset Review

SCHEDULES:

Schedule I	-	Domestic and Eurodollar Lending Offices
Schedule II	-	Initial Unencumbered Operating Properties
Schedule 4.4	-	Subsidiaries
Schedule 4.5	-	Litigation
Schedule 4.12	-	Plans
Schedule 4.19	-	List of Eligible Real Estate Assets

v

CREDIT AGREEMENT, dated as of February 11, 2008, by and among URSTADT BIDDLE PROPERTIES INC., a Maryland corporation (the “Borrower”), each lender party hereto or which becomes a “Lender” pursuant to the provisions of Section 11.7 (each a “Lender” and, collectively, the “Lenders”), and THE BANK OF NEW YORK, as administrative agent (in such capacity, the “Administrative Agent”).

1. DEFINITIONS.

1.1. Defined Terms.

As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

“ABR Advances”: the Loans (or any portions thereof) at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Accountants”: PKF, Certified Public Accountants, A Professional Corporation or such other firm of certified public accountants selected by the Borrower and satisfactory to the Administrative Agent.

“Adjusted Net Operating Income”: for any period, the aggregate amount of the Net Operating Income from each Eligible Real Estate Asset during such period, less the Capital Expense Reserve for such Eligible Real Estate Asset during such period.

“Advance”: an ABR Advance or a Eurodollar Advance, as the case may be.

“Affected Advance”: as defined in Section 2.10.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”: this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate”: on any date, a rate of interest per annum equal to the higher of (i) the Federal Funds Rate in effect on such date plus 1/2 of 1% or (ii) the BNY Rate in effect on such date.

“Applicable Lending Office”: in respect of any Lender, (A) in the case of such Lender’s ABR Advances, its Domestic Lending Office and (B) in the case of such Lender’s Eurodollar Advances, its Eurodollar Lending Office.

“Applicable Commitment Fee Percentage”: with respect to the Commitment Fee Payable pursuant to Section 3.1:

(i) for any period that the average daily unadvanced portion of the Total Commitment Amount is less than 50% of the Total Commitment Amount, 0.175%, and

(ii) for any period that the average daily unadvanced portion of the Total Commitment Amount is equal to or greater than 50% of the Total Commitment Amount, 0.125%

“Applicable Margin”: with respect to the unpaid principal balance of Eurodollar Advances, and for purposes of computing the fee payable in respect of Letters of Credit pursuant to Section 3.1(b), during each period set forth in column one of the chart below, the Applicable Margin set forth in column two in such chart corresponding to such period:

Period	Applicable Margin
Any period during which the Consolidated Total Indebtedness is less than 25% of Gross Asset Value.	0.85%
Any period during which the Consolidated Total Indebtedness is equal to or greater than 25% of Gross Asset Value but less than 40% of Gross Asset Value.	1.00%
Any period during which the Consolidated Total Indebtedness is equal to or greater than 40% of Gross Asset Value.	1.15%

The parties understand that the applicable interest rate for this indebtedness shall be determined and/or adjusted from time-to-time based upon certain financial ratios and/or other information to be provided or certified to Administrative Agent by Borrower (the “Borrower Information”).  If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by Borrower) at the time it was delivered to Administrative Agent, and if the applicable interest rate calculated for any period was lower than it should have been had the correct information been timely provided, then, such interest rate for such period shall be automatically recalculated using the correct Borrower Information.  The Administrative Agent shall promptly notify Borrower in writing of any additional interest due because of such recalculation, and Borrower shall pay to the Administrative Agent, for the account of each Lender as applicable, such additional interest within five (5) business days of receipt of such written notice.  Any recalculation of interest required by this provision shall survive termination of this Agreement and this provision shall not in any way limit any of the Administrative Agent’s or any Lender’s other rights and remedies under this Agreement.

“Assignment and Assumption Agreement”: an assignment and assumption agreement executed by an assignor and an assignee pursuant to which such assignor assigns to such assignee all or any portion of such assignor’s Notes and Commitments, substantially in the form of Exhibit A.

“Assignment Fee”: as defined in Section 11.7(b).

“Authorized Signatory”: the CEO, the president or any vice president of finance or any other duly authorized officer (acceptable to the Administrative Agent) of the Borrower.

“Benefited Lender”: as defined in Section 11.9.

“BNY”: The Bank of New York.

“BNY Rate”: a rate of interest per annum equal to the rate of interest publicly announced in New York City by BNY from time to time as its prime commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

“Borrower’s Interest”: for any period and with respect to an Eligible Asset owned by a DownREIT Partnership or an Eligible Consolidated or Unconsolidated Joint Venture Asset, the percentage of Net Operating Income from such Eligible Asset or Eligible Consolidated or Unconsolidated Joint Venture Asset, as the case may be, which the Borrower shall be entitled to receive for such period.

“Borrowing Date”: any Business Day specified in a Borrowing Request delivered pursuant to Section 2.3.

“Borrowing Request”: a borrowing request in the form of Exhibit B.

“Business Day”: for all purposes other than as set forth in clause (ii) below, (i) any day other than a Saturday, a Sunday or a day on which commercial banks located in New York City are authorized or required by law or other governmental action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Advances, any day which is a Business Day described in clause (i) above and which is also a day on which dealings in Dollar deposits between banks may be carried on in London, England.

“Capital Expense”: for any period, and with respect to Real Property which is an Eligible Real Estate Asset during such period, the sum of all usual and recurring capital expenditures of the Borrower and its Subsidiaries made with respect to such Eligible Real Estate Asset during such period (excluding, without limitation, expenses for expansions of such Real Property, or any ground-up construction on such Real Property).

“Capital Expense Reserve”:  during any period, an amount with respect to each Eligible Real Estate Asset equal to (i) with respect to all retail, office and industrial properties, a per annum rate of $.10 times the total Net Rentable Area of such Eligible Real Estate Asset, and (ii) with respect to all apartment properties, $300 per unit (whether or not such reserves are actually established by the Borrower).

“Capital Leases”: leases which have been, or under GAAP are required to be, capitalized.

“Change of Control”: the occurrence of any one of the following events:

(a) any Person becomes the owner of 20% or more of the Borrower’s common Stock and thereafter individuals who were not on the board of directors of the Borrower on the date of execution of this Agreement are elected as board members pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least two of the members of such board of directors of the Borrower; or

(b) there occurs a change of control of the Borrower of a nature that would be required to be reported in response to Item 5.01 of Form 8-K pursuant to Section 13 or 15 under the Securities Exchange Act of 1934, as amended, or in any other filing by the Borrower with the Securities and Exchange Commission; or

(c) there occurs any solicitation of proxies by or on behalf of any Person other than the directors of the Borrower and thereafter individuals who were not directors of the Borrower prior to the commencement of such solicitation are elected as directors of the Borrower pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least two of the members of such board of directors of the Borrower; or

(d) the Borrower consolidates with, is acquired by, or merges into or with any Person (other than a merger of a Subsidiary into the Borrower where the Borrower is the surviving entity).

“Code”: the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

“Commitment”: in respect of any Lender, such Lender’s undertaking during the Commitment Period to make Loans and to acquire participations in Letters of Credit, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not exceeding such Lender’s Commitment Amount.

“Commitment Amount”:  the amount set forth next to the name of such Lender in Exhibit C under the heading “Commitments” as such Lender’s Commitment Amount, as the same may be reduced pursuant to Section 2.4 or changed pursuant to Section 11.7.

“Commitment Fee”: as defined in Section 3.1.

“Commitment Percentage”: on any day, and as to any Lender, the quotient of (i) such Lender’s Commitment Amount on such day, divided by (ii) the Commitment Amounts of all Lenders on such day.

“Commitment Period:” the period from the Effective Date through the Revolving Credit Termination Date.

“Compliance Certificate”: a certificate substantially in the form of Exhibit D.

“Consolidated Debt Service”: for any period, the sum of each of the following: (i) Consolidated Interest Expense for such period, (ii) the aggregate of all scheduled principal amounts that become payable during such period in respect of Consolidated Total Indebtedness (excluding balloon payments at maturity), determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP and (iii) all payments paid or required to be paid by the Borrower or any of its Subsidiaries to holders of operating partnership units in a DownREIT Partnership during such period (excluding cash dividends paid during such period in respect of preferred stock of the Borrower or its Subsidiaries), determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA”: for any period, net income for such period of the Borrower and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP and before payment of any preferred stock dividends (excluding, to the extent included in determining such net income for such period, the aggregate amount of extraordinary gains or losses and any non-recurring severance payments during such period), plus, without duplication and to the extent deducted in determining such net income, the sum of (i) Consolidated Interest Expense for such period, (ii) the aggregate amount of any taxes paid during such period, (iii) the aggregate amount attributable to depreciation and amortization for such period (including amortization of stock compensation charges), and (iv) the aggregate amount of non-cash expenses during such period.

“Consolidated Fixed Charges”: for any period, the sum of each of the following: (i) the aggregate amount of Consolidated Debt Service during such period, (ii) the aggregate amount of all cash dividends paid by the Borrower or its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, during such period in respect of preferred stock of the Borrower and its Subsidiaries, and (iii) rent payments under Eligible Ground Leases to the extent not deducted from income in determining Consolidated EBITDA.

“Consolidated Interest Expense”:  for any period, the sum of (i) interest and fees accrued, accreted or paid by the Borrower and its consolidated Subsidiaries during such period in respect of Consolidated Total Indebtedness, determined on a consolidated basis in accordance with GAAP (including any thereof for which the Borrower is liable under any repayment, interest carry or performance guaranty), including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate cap agreements or other agreements or arrangements entered into by the Borrower or any of its consolidated Subsidiaries designed to protect the Borrower or such Subsidiaries, as applicable, against fluctuations in interest rates) payable in connection with the incurrence of any Indebtedness to the extent included in interest expense in accordance with GAAP and (c) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP, and (ii) the Borrower’s pro-rata share of debt service payments made or required to be made by Unconsolidated Joint Ventures during such period.

“Consolidated or Unconsolidated Joint Venture”:  any partnership, limited liability company, corporation or joint venture in which the Borrower or any of its Subsidiaries has a direct or indirect interest or investment and which, in accordance with GAAP, is not consolidated with the Borrower for financial reporting purposes.

“Consolidated Total Indebtedness”: as of any date, the aggregate principal amount of all Indebtedness of the Borrower and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, plus, if not otherwise required to be reflected in the Borrower’s consolidated balance sheet (and without duplication) (i) Contingent Obligations of the Borrower and its consolidated Subsidiaries on such date, (ii) any guarantee by the Borrower of, or other obligation by the Borrower to pay, any Indebtedness of an unconsolidated Subsidiary of the Borrower or any Unconsolidated Joint Venture (to the full extent of the amount of such guaranteed Indebtedness on such date), (iii) the Borrower’s pro-rata share of Indebtedness of Unconsolidated Joint Ventures on such date, and (iv) the sum of the Exchange Values for all operating partnership units of DownREIT Partnerships outstanding on such date.

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (“Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and whether arising from partnership or keep-well agreements, including, without limitation, any obligation of such Person, whether contingent or not contingent (a) to purchase any such Primary Obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Primary Obligation or (ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain net worth, solvency or other financial statement condition of the Primary Obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation or (d) otherwise to assure, protect from loss or hold harmless the beneficiary of such Primary Obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include the endorsement of instruments for deposit or collection in the ordinary course of business.  The term Contingent Obligation shall also include the liability of a general partner in respect of the liabilities of the partnership in which it is a general partner. The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of the Primary Obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Conversion Date”: the date on which a Eurodollar Advance is converted to an ABR Advance, or the date on which an ABR Advance is converted to a Eurodollar Advance, or the date on which a Eurodollar Advance is converted to a new Eurodollar Advance, all in accordance with Section 2.8.

“Credit Party”: any of the Administrative Agent, the Lead Arranger, the Issuing Bank, each Lender and their successors and assigns.

“Default”: any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

“Dollars” and “$”: lawful currency of the United States of America.

“Domestic Lending Office”: in respect of any Lender and the Issuing Bank, initially, the office or offices of such Lender and the Issuing Bank designated as such on Schedule I; thereafter, such other office of such Lender and the Issuing Bank through which it shall be making or maintaining ABR Advances or issuing Letters of Credit, as reported by such Lender or the Issuing Bank to the Administrative Agent and the Borrower.

“DownREIT Partnership”: as of the Effective Date, UB Stamford, LP and after the Effective Date, any other partnership or limited liability company hereafter created by the Borrower for the purpose of acquiring assets qualifying as “real estate assets” under Section 856(c) of the Code through the issuance of partnership or limited liability company units in such partnership or limited liability company to third parties, provided that, in the case of each such entity (including UB Stamford, LP), the Borrower or a wholly owned Subsidiary of the Borrower is the sole general partner or managing member of such partnership or limited liability company, as the case may be.  Any partnership or limited liability company created after the Effective Date must be approved by the Administrative Agent as a “DownREIT Partnership” for purposes of being included in this definition.

“Effective Date”: the date on which the conditions specified in Section 5 are satisfied.

“Eligible Assets”:  on any date, assets which are on such date: (i) Eligible Real Estate Assets; (ii) unrestricted cash on deposit on such date in demand deposit accounts in the name of the Borrower maintained in domestic commercial banks or savings banks; (iii) unrestricted short term marketable securities held in the name of the Borrower having a Moody’s rating of Baa2 or better or an S&P rating of BBB or better; (iv) Eligible Mortgage Receivables; and (v) all Eligible Consolidated or Unconsolidated Joint Venture Assets.

“Eligible Consolidated or Unconsolidated Joint Venture Asset”: as of any date, each Real Property owned in fee simple on such date by a Consolidated or Unconsolidated Joint Venture and which otherwise satisfies the conditions of clauses (i) through (v) of the definition of “Eligible Real Estate Asset” on such date.

“Eligible Ground Lease”:  a lease of property in which the Borrower or a wholly owned Subsidiary of the Borrower is the holder of the leasehold estate and which (i) has a remaining term (inclusive of renewal options exercisable at the option of the holder of the leasehold estate) of at least 30 years, and (ii) the leasehold estate is (in the determination of the Administrative Agent) “mortgageable” in that it provides or allows for (either in the lease itself or in a separate agreement executed by the landlord):  (A) the right of the holder of such leasehold estate to mortgage the leasehold estate; (B) the right of a lender secured by a mortgage on such leasehold estate to receive notices of lessee defaults from the landlord and to have the opportunity to cure the same; and (C) recognition of the mortgagee’s interest in the leasehold estate and rights to a new lease in the event the lease is terminated for any reason.

“Eligible Mortgage Receivable”:  as of any date, payments due under a commercial mortgage owned by the Borrower which qualifies as “real estate asset” under Section 856(c)(5)(B) of the Code as of such date, provided that on such date (i) there are no past due payments outstanding under such mortgage, and (ii) no other uncured default exists with respect to such mortgage; and “Eligible Mortgage Receivables” shall mean all such payments on such date, collectively.

“Eligible Real Estate Asset”: on any date, any Real Property which is on such date wholly owned by the Borrower or a DownREIT Partnership in fee simple or which is an Eligible Consolidated or Unconsolidated Joint Venture Asset, and (i) which is an income-producing property in operating condition and in respect of which no material part thereof has been damaged by fire or other casualty (unless such damage has been repaired) or condemned (unless such condemnation has been restored), (ii) for which a certificate of occupancy has been issued for all currently occupied space comprising the same, (iii) which is not an Environmental Risk Property, and (iv) which is located within the 48 contiguous States of the United States of America, and “Eligible Real Estate Assets” means all such Real Property, collectively.

“Eligible Real Estate Asset Value”:  as of any date and with respect to any Eligible Real Estate Asset, the sum of (A) the quotient of (i) an amount equal to the annualized Adjusted Net Operating Income for such Eligible Real Estate Asset for the fiscal quarter of the Borrower most recently ending as of such date (excluding Net Operating Income for any such property not owned for the entire such fiscal quarter), divided by (ii) 8% and (B) the purchase price of any Eligible Real Estate Asset acquired during such prior fiscal quarter. For purposes of any determination of an Eligible Real Estate Asset Value, the Adjusted Net Operating Income of any Eligible Real Estate Asset owned by a DownREIT Partnership or which is an Eligible Consolidated or Unconsolidated Joint Venture Asset shall be based on the Borrower’s Interest in the Adjusted Net Operating Income for each such property.

“Environmental Laws”: any and all federal, state and local laws relating to the environment or the use, storage, transporting, manufacturing, handling, discharge, disposal or recycling of hazardous substances, materials or pollutants or industrial hygiene and including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USCA §9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 USCA §6901 et seq.; (iii) the Toxic Substance Control Act, as amended, 15 USCA §2601 et seq.; (iv) the Water Pollution Control Act, as amended, 33 USCA §1251 et seq.; (v) the Clean Air Act, as amended, 42 USCA §7401 et seq.; (vi) the Hazardous Material Transportation Act, as amended, 49 USCA §1801 et seq. and (viii) all rules, regulations, judgments, decrees, injunctions and restrictions thereunder and any analogous state law.

“Environmental Risk Property”: any Real Property of the Borrower, a Subsidiary of the Borrower or a DownREIT Partnership in respect of which, at any time:

(i) Hazardous Substances are (A) generated or manufactured on, transported to or from, treated at, stored at or discharged from such Real Property in violation of any Environmental Laws; (B) discharged into subsurface waters under such Real Property in violation of any Environmental Laws; or (C) discharged from such Real Property on or into property or waters (including subsurface waters) adjacent to such Real Property in violation of any Environmental Laws, and any of the foregoing events in (A), (B) or (C) has an Adverse Environmental Impact; or

(ii) there exists with respect to such Real Property (A) a claim, demand, suit, action, proceeding, condition, report, directive, lien, violation, or non-compliance concerning any liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising in connection with: (x) any non-compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Substance on such Real Property or the release of any Hazardous Substance into the environment from such Real Property, or (B) any actual liability in connection with the presence of any Hazardous Substance on such Real Property or the release of any Hazardous Substance into the environment from such Real Property, and any of the foregoing events in (A) or (B) has an Adverse Environmental Impact.

For purposes of this definition, the term “Adverse Environmental Impact” shall mean any event described in clause (A), (B) or (C) of paragraph (i) above or clause (A) or (B) of paragraph (ii) above which could reasonably be expected to have a material adverse effect on (1) the value of such Real Property, (2) the marketability of such Real Property, or (3) the ability to finance or refinance such Real Property.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

“ERISA Affiliate”: any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Borrower is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the Lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code, of which the Borrower is a member.

“ERISA Liabilities”: without duplication, the aggregate of all unfunded vested benefits under all Plans and all potential withdrawal liabilities under all Multiemployer Plans.

“Eurodollar Advance”: collectively, the Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon a particular Eurodollar Rate; and “Eurodollar Advances” shall mean all such Loans (or portions thereof) in the aggregate.

“Eurodollar Lending Office”: in respect of any Lender, initially, the office, branch or affiliate of such Lender designated as such on Schedule I (or, if no such office branch or affiliate is specified, its Domestic Lending Office); thereafter, such other office, branch or affiliate of such Lender through which it shall be making or maintaining Eurodollar Advances, as reported by such Lender to the Administrative Agent and the Borrower.

“Eurodollar Rate”: with respect to each Eurodollar Advance, and as determined by the Administrative Agent, for the Interest Period applicable to such Eurodollar Advance, the rate per annum (rounded, if necessary, to the next higher 1/16 of 1%) equal to the product of (i) the arithmetic mean of the offered rates for deposits in Dollars for a period comparable to such Interest Period which appear on the LIBO Page of the Reuters Monitor Money Rates Service (or such page as may replace such page on such service for the purpose of displaying the Eurodollar Rate) as of 11:00 a.m. (London time) on the day that is two Business Days prior to the first day of such Interest Period, times (ii) any Statutory Reserve Rate. If fewer than two rates appear on the LIBO Page of the Reuters Monitor Money Rates Service, “Eurodollar Rate” shall mean for the then current Interest Period relating to a Eurodollar Advance, the rate per annum (rounded, if necessary, to the next higher 1/16 of 1%) equal to the product of (i) the rate per annum at which BNY offers deposits in Dollars for a period comparable to such Interest Period and in an amount equal to the outstanding principal amount of such Eurodollar Advance to leading banks in the London interbank eurodollar market as of 11:00 a.m. (London time) on the day that is two Business Days prior to the first day of such Interest Period, times (ii) any Statutory Reserve Rate.

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time or any other condition specified in Section 9 has been satisfied.

“Exchange Value”:  with respect to each outstanding operating partnership unit in a DownREIT Partnership, the amount, expressed in Dollars, appurtenant to such operating partnership unit, established upon the issuance of such operating partnership unit, which the holder of such operating partnership unit may on any date exchange for either (i) a number of common shares of stock of the Borrower having a market value on the applicable exchange date equal to such amount, or (ii) a cash payment. “Exchange Values” shall mean all such amounts in the aggregate.

“Extension Events for First Extension”:  as defined in Section 2.19.

“Extension Events for Second Extension”:  as defined in Section 2.19.

“Facility Exposure”: with respect to any Lender at any time, the sum of the (i) aggregate outstanding principal amount of such Lender’s Loans and (ii) such Lender’s LC Exposure at such time.

“Federal Funds Rate”: for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%), equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by BNY as determined by BNY and reported to the Administrative Agent.

“Fees”: the Commitment Fee, the LC Fee and any other fees payable pursuant to Section 3.1.

“Fixed Charge Coverage Ratio”: as of the end of any fiscal quarter of the Borrower, the ratio of (i) Consolidated EBITDA for the four fiscal quarters of the Borrower having then ended, to (ii) Consolidated Fixed Charges for the four fiscal quarters of the Borrower having then ended.

“GAAP”: generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator.

“Gross Asset Value”: on any date, the sum of the following amounts:

(a)           with respect to each Eligible Real Estate Asset, an amount equal to the Eligible Real Estate Asset Value of such Eligible Real Estate Asset on such date;

(b)           with respect to each Eligible Consolidated or Unconsolidated Joint Venture Asset, the Borrower’s pro-rata share of the Eligible Real Estate Value of such Eligible Consolidated or Unconsolidated Joint Venture Asset;

(c)           with respect to cash and cash equivalents which are Eligible Assets on such date, the amount of such cash on such date;

(d)           with respect to short term marketable securities which are Eligible Assets on such date, an amount equal to the market value of such securities on such date (but not more than 10% of Gross Asset Value on any date of determination);

(e)           the book value of construction projects owned by the Borrower or any of its consolidated Subsidiaries which are in process (including the book value for related land) and, for construction in process of any Unconsolidated Joint Ventures, the Borrower’s pro-rata share of the book value of such construction in process on such date; and

(f)           Eligible Mortgage Receivables and trade receivables of the borrower on such date which are aged not more than 30 days, provided that (x) the tenant obligor under such trade receivable is not insolvent or subject to any bankruptcy proceedings, and (y) trade receivables shall not include any Net Operating Income used in determining Eligible Real Estate Asset Value as at such fiscal quarter end.

“Guaranty”: collectively, (i) a Subsidiary Guaranty, substantially in the form of Exhibit E executed by each of the Subsidiary Guarantors identified on Schedule 4.4 and delivered to the Administrative Agent for the benefit of the Lenders on or prior to the Effective Date, and (ii) each additional Subsidiary Guaranty substantially in the form of Exhibit E executed by each Required Additional Guarantor and delivered to the Administrative Agent for the benefit of the Lenders after the Effective Date.

“Hazardous Substance”: any hazardous or toxic substance, material or waste, including, but not limited to, (i) those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302), as such lists may be amended and/or replaced from time to time, and (ii) any substance, pollutant or material defined or designated in any Environmental Law as a “hazardous substance,” “toxic substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “pollutant,” “toxic pollutant” or words of similar import.

“Highest Lawful Rate”: with respect to any Lender, the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received by such Lender on its Note or which may be owing to such Lender pursuant to this Agreement under the laws applicable to such Lender and this Agreement.

“Indebtedness”: as to any Person, at a particular time, all items which constitute, without duplication, (a) indebtedness for borrowed money, whether secured or unsecured (including, without limitation, any non-recourse indebtedness of such Person and the indebtedness under this Agreement and the Notes), or the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or title retention agreement, (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account or upon the application of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business), (f) obligations under Capital Leases, (g) Contingent Obligations and (h) ERISA Liabilities.

“Indemnified Person”: as defined in Section 11.11.

“Initial Revolving Credit Termination Date”:  February 11, 2011.

“Intellectual Property”: all copyrights, trademarks, patents, trade names and service marks.

“Interest Payment Date”: (i) as to any ABR Advance, the last day of each month commencing on the first such day to occur after such ABR Advance is made or any Eurodollar Advance is converted to an ABR Advance, and (ii) as to any Eurodollar Advance, the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Advance requested by the Borrower, the period commencing on, as the case may be, the Borrowing Date or Conversion Date with respect to such Eurodollar Advance and ending one, two or three months thereafter, as selected by the Borrower in its irrevocable Borrowing Request as provided in Section 2.3 or its irrevocable notice of conversion as provided in Section 2.8, provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(c) no such Interest Period shall end after the last day of the Commitment Period; and

(d) the Borrower shall select Interest Periods so as not to have more than 3 different Interest Periods outstanding at any one time.

“Investments”: as defined in Section 8.4.

“Issuing Bank”: BNY, in its capacity as issuer of Letters of Credit.

“LC Disbursement”: a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Commitment Percentage of the total LC Exposure at such time.

“LC Fee”: as defined in Section 3.1.

“LC Sublimit”:  $10,000,000.00.

“Lead Arranger”:  BNY Capital Markets, Inc.

“Letter of Credit”: any letter of credit, and any successive renewals thereof, issued or made pursuant to this Agreement.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Loan” and “Loans”: As defined in Section 2.1.  All Loans shall be made in Dollars.

“Loan Documents”: collectively, this Agreement, the Notes, the Guaranty and any letter of credit documentation required pursuant to Section 2.7 in connection with the issuance of any Letter of Credit.

“Margin Stock”: any “margin stock”, as said term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

“Material Adverse Change”: a material adverse change in (i) the business, assets, operations, prospects or condition, financial or otherwise, of (A) the Borrower or (B) the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the rights or benefits available to any Credit Party under any Loan Document.

“Material Adverse Effect”: a material adverse effect on (i) the business, assets, operations, prospects or condition, financial or otherwise, of (A) the Borrower or (B) the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the rights or benefits available to any Credit Party under any Loan Document.

“Maturity Date”: The earlier of the Revolving Credit Termination Date or the date on which the Notes shall become due and payable, whether by acceleration or otherwise.

“Moody’s”:  Moody’s Investors Service, Inc.

“Multiemployer Plan”: a plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Operating Income”: for any period, and with respect to Real Property which is an Eligible Real Estate Asset during such period, an amount equal to (i) all Operating Income during such period, less (ii) all Operating Expenses during such period (as such terms are immediately hereinafter defined).

For purposes of this definition, the term “Operating Income” shall mean for any period, all fixed and percentage rents, common area maintenance charges and tax recoveries actually paid or accrued to the Borrower or a Subsidiary Guarantor during such period by tenants at properties comprising Eligible Real Estate (excluding prepaid rents and revenues and security deposits except to the extent applied in satisfaction of tenants obligations for rent), less (i) extraordinary or non-recurring payments (including lease cancellation payments, tax refunds, rent insurance proceeds and condemnation awards), (ii) rents from (A) any tenant operating under bankruptcy protection unless such tenant is current in the payment of post-petition rent and the lease for such tenant has not been rejected by the trustee for such tenant’s estate in accordance with applicable bankruptcy laws, and (B) any tenant which is an Affiliate of the Borrower, and (iii) any income from service fees or property management fees in excess of 10% of the total Operating Income for such period.

For purposes of this definition, the term “Operating Expenses” shall mean for any period, all expenses actually paid or accrued during such period to own, operate, manage and maintain the Eligible Real Estate Assets, including, but not limited to taxes, assessments and the like, CAM and real estate taxes, insurance, utilities, payroll costs, administrative expense (including a appropriate allocation for legal, accounting advertising, marketing and other expenses incurred in connection with such property specifically excluding general overhead expenses of the Borrower), except that (i) if management fees for such period are less than 3% of Operating Income for such Period, then an amount equal to 3% of Operating Income for such Period shall be included in the computation of Operating Expenses, and (ii) real estate taxes, ground rent and insurance, shall be included only at their stabilized, recurring levels.

“Note” and “Notes”: “as defined in Section 2.2(a).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

“Permitted Liens”: Liens permitted to exist under clauses (i), (ii), (iii), (iv) or (v) of Section 8.2.

“Person”: an individual, a partnership, a corporation, a business trust, a limited liability company, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Plan”: any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by or subject to the minimum funding standards of Title IV of ERISA, other than a Multiemployer Plan.

“Property”: all types of real, personal, tangible, intangible or mixed property.

“Real Property”: all real Property, and all interests in real Property, owned, leased or held by the Borrower or any Subsidiary of the Borrower.

“REIT”:  a Person qualifying as a real estate investment trust under Sections 856-859 of the Code and the regulations and rulings of the Internal Revenue Service issued thereunder.

“Rent Roll”:  a schedule prepared by the Borrower from time to time identifying (i) the Real Property owned by the Borrower or its Subsidiaries and stating whether such items of Real Property are Eligible Real Estate Assets at such time, (ii) the annual base rent payable under each lease of Real Property owned by the Borrower or any of its Subsidiaries, (iii) the commencement and termination dates of the term of each such lease, (iv) any renewal options with respect to such lease, (v) the net rentable area of the space demised under each such lease, and (vi) such other information as the Administrative Agent may reasonably require.

“Required Additional Guarantors”: any Subsidiary required to execute and deliver a Guaranty pursuant to Section 7.11.

“Required Lenders”: (i) if no Loans are outstanding at such time, Lenders having Commitments equal to at least 51% of the Commitments of all Lenders at such time; and (ii) if Loans are outstanding at such time, Lenders holding Notes having an unpaid principal balance equal to at least 51% of the aggregate Loans then outstanding.

“Restricted Payment”: as to any Person, any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any shares of any class of equity securities or beneficial interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or beneficial interests or any option, warrant or other right to acquire any such shares or beneficial interests.

“Revolving Credit Termination Date”:  the Initial Revolving Credit Termination Date, or in accordance with Section 2.19, (i) if the Extension Events for First Extension have been satisfied, February 10, 2012 (the “First Extended Revolving Credit Termination Date”), and (ii) if the Extension Events for Second Extension have been satisfied, February 11, 2013 (the “Second Extended Revolving Credit Termination Date”).

“Secured Debt”:  the portion of Consolidated Total Indebtedness consisting of borrowed money or the deferred purchase price of real property (including any guaranties thereof) that is secured by a lien on real property, including the Borrower’s pro-rata share of such indebtedness (or guaranties thereof) of Unconsolidated Joint Ventures.

“Special Counsel”: Emmet, Marvin & Martin, LLP, special counsel to BNY.

“S&P”:  Standard & Poor’s Ratings Group.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve Board to which BNY is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock”: any and all shares, rights, interests, participations, warrants, depositary receipts or other equivalents (however designated) of corporate stock, including, without limitation, so-called “phantom stock,” preferred stock and common stock.

“Subsidiary”: as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, limited liability company, joint venture or other business entity, is entitled to share, either directly or indirectly through an entity described in clause (i) above, in more than 50% of the profits and losses, however determined.

“Subsidiary Guarantor”: Each Subsidiary of the Borrower listed on Schedule 4.4 and designated thereon as a Subsidiary Guarantor, each Required Additional Guarantor, and their successors and assigns; and “Subsidiary Guarantors” shall mean all such guarantors, collectively.

“Taxes”: any present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, or other charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Authority.

“Total Commitment Amount”:  on any day during the Commitment Period, the sum of the Commitment Amounts of all Lenders on such day.

“Unencumbered Asset”: an Eligible Real Estate Asset which at any time (i) is wholly owned in fee simple by the Borrower or by a wholly owned Subsidiary of the Borrower, or the Borrower or a wholly owned Subsidiary of the Borrower is the holder of the leasehold estate with respect to such Eligible Real Estate Asset pursuant to an Eligible Ground Lease, (ii) is a retail shopping center or is a property or integrated collection of properties in the same geographic area of which 80% of the space is leased for trade or retail purposes, (iii) is free and clear of all Liens (other than Permitted Liens), and (iv) has, to the best of the Borrower’s knowledge, no title, survey, environmental or other defect which could reasonably be expected to materially and adversely affect the value, use or marketability thereof; and “Unencumbered Assets” mean all such Unencumbered Assets, collectively.

“Unencumbered Asset Pool”:  a pool of Unencumbered Assets designated by the Borrower from time to time, having the following characteristics:  (i) such pool must be comprised of no fewer than 10 Unencumbered Assets (ii) the gross leasaeble area of all such Unencumbered Assets (excluding gross leaseable area undergoing redevelopment) is at least 80% leased by tenants who have accepted the property and are paying rent in accordance with the terms of their leases; (iii) the stabilized Eligible Real Estate Asset Value of any single Unencumbered Asset in such pool may equal up to (but will not be given value in excess of) 17.5% of the total stabilized Eligible Real Estate Asset Value of all Unencumbered Assets in such pool; (iv) the total stabilized Eligible Real Estate Asset Value of any three Unencumbered Assets in such pool may equal up to (but will not be given value in excess of) 50.0% of the total stabilized Eligible Real Estate Asset Value of all Unencumbered Assets in such pool; (v) the total stabilized Eligible Real Estate Asset Value of any Unencumbered Assets in such pool that are subject to an Eligible Ground Lease may equal up to (but will not be given value in excess of) 15.0% of the total stabilized Eligible Real Estate Asset Value of all Unencumbered Assets in such pool; and (vi) the rent payable by any one tenant of an Unencumbered Asset is such pool may equal up to (but will not be given value in excess of) 10% of the Net Operating Income of all Unencumbered Assets in such pool.  The Unencumbered Asset Pool shall initially be as set forth on Schedule II.  The Borrower may designate that one or more Unencumbered Assets be added to or removed from the Unencumbered Asset Pool (provided that no Default then exists) in a notice to the Administrative Agent and the Lenders, provided that after giving effect to such designation, no Default would exist, and provided further that such designations may not be made more often than once in each calendar month.  Any such designation notice shall clearly identify the Unencumbered Assets being added or removed and the effective date of such addition or removal, and shall re-state all the Unencumbered Assets then included in such pool. Upon any change to the assets comprising the schedule of Unencumbered Assets the Administrative Agent shall distribute to each Lender and the Borrower a revised Schedule II.

“Unsecured Indebtedness”:  at any time, the portion of Consolidated Total Indebtedness at such time that is not secured by any Property or other assets of the Borrower or any of its consolidated Subsidiaries.

1.2. Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the meanings given such terms herein when used in the Loan Documents or any certificate, opinion  or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

(b) As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein”, “hereto” and “hereunder” and similar words when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, schedule and exhibit references contained herein shall refer to Sections hereof or schedules or exhibits hereto unless otherwise expressly provided herein.

(d) The word “or” shall not be exclusive; “may not” is prohibitive and not permissive.

(e) Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

(f) Unless specifically provided in a Loan Document to the contrary, references to time shall refer to New York City time.

2.	AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT.

2.1. Loans.

Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (each a “Loan” and, as the context may require, collectively with all Loans of such Lender and with the Loans of all other Lenders, the “Loans”) to the Borrower from time to time during the Commitment Period, in an aggregate principal amount such that at any one time the Facility Exposure of such Lender shall not exceed such Lender’s Commitment Amount.  At no time shall (i) the sum of (A) the aggregate outstanding principal amount of the Loans of all Lenders, and (B) all Lenders’ LC Exposure, exceed the Total Commitment Amount, or (ii) the face amount of all issued and outstanding Letters of Credit exceed the LC Sublimit.  During the Commitment Period, the Borrower may borrow, prepay in whole or in part and reborrow under the Commitments, all in accordance with the terms and conditions of this Agreement.  Subject to the provisions of Sections 2.3 and 2.8, Loans may be (a) ABR Advances, (b) Eurodollar Advances, or (c) any combination thereof.

2.2. Notes.

(a) Notes.  The Loans of each Lender and each Lender’s LC Exposure shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit F, with appropriate insertions therein as to date and principal amount (each, as endorsed or modified from time to time, a “Note” and, collectively with the Notes of all other Lenders, the “Notes”), payable to the order of such Lender for the account of its Applicable Lending Office and representing the obligation of the Borrower to pay the lesser of (a) the Commitment Amount of such Lender and (b) the aggregate unpaid principal balance of all Loans of such Lender and such Lender’s share of the LC Disbursements, plus interest and other amounts owing to the Lenders under the Loan Documents.

(b) The Notes Generally.  Each Note shall bear interest from the date thereof on the unpaid principal balance thereof at the applicable interest rate or rates per annum determined as provided in Section 2.9 and shall be stated to mature on the Maturity Date.  The following information shall be recorded by each Lender on its books and, prior to any transfer of any such Notes, endorsed by such Lender on the schedule attached thereto or any continuation thereof: (i) the date and amount of each Loan; (ii) its character as an ABR Advance, a Eurodollar Advance or a combination thereof; (iii) the interest rate and Interest Period applicable to Eurodollar Advances; and (iv) each payment and prepayment of the principal thereof; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make payment when due of any amount owing under the Loan Documents.

2.3. Procedure for Borrowings.

(a) Borrowing Requests.  Subject to the limitations set forth in Sections 2.1 and 2.3(b), the Borrower may borrow under the Commitments on any Business Day during the Commitment Period by providing notice thereof to the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Advance, not later than 11:00 A.M., New York City time, three Business Days before the date of the proposed borrowing, or (b) in the case of an ABR Advance, not later than 11:00 A.M., New York City time, one Business Day before the date of such proposed advance. Each such telephonic borrowing request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic request and each written Borrowing Request shall specify the following information:  (i) the aggregate amount of the requested borrowing of Loans; (ii) the date of such borrowing of Loans, which shall be a Business Day; (iii) whether the requested Loan is to be an ABR Advance or a Eurodollar Advance; (iv) in the case of a Eurodollar Advance, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and (v) the location and number of the Borrower’s account to which funds are to be disbursed (such account being subject to the provisions of Section 2.3(c)).

(b) Limits on Advances.  Each borrowing of (i) ABR Advances shall be in a minimum aggregate principal amount equal to $100,000 or such amount plus a whole multiple of $10,000 in excess thereof, and (ii) Eurodollar Advances shall be in an aggregate principal amount equal to $1,000,000 or such amount plus a whole multiple of $100,000 in excess thereof.

(c) Funding of the Loans.  Upon receipt of each notice of borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender of the contents thereof.  Subject to its receipt of the notice referred to in the preceding sentence, each Lender will make the amount of its Commitment Percentage of each borrowing of Loans pursuant to this Section available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent set forth in Section 11.2 not later than 12:30 P.M. on the relevant Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent at such office.  The amounts so made available to the Administrative Agent on the Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Administrative Agent, be made available on such date to the Borrower by the Administrative Agent at the office of the Administrative Agent specified in Section 11.2 by crediting the account of the Borrower on the books of such office with the aggregate of said amounts received by the Administrative Agent, provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.7 shall be remitted by the Administrative Agent to the Issuing Bank.

(d) Effect of Incomplete Borrowing Request.  If no election is made as to whether the Loans shall be ABR Advances or Eurodollar Advances, then the requested Loans shall be an ABR Advance. If no Interest Period is specified with respect to any requested borrowing of Eurodollar Advances, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(e) Administrative Agent’s Assumption.  Unless the Administrative Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be promptly confirmed by telecopy or other writing) that such Lender will not make available to the Administrative Agent such Lender’s pro rata share of the Loans requested by the Borrower, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the relevant Borrowing Date in accordance with this Section, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such Borrowing Date a corresponding amount.  If and to the extent such Lender shall not have so made such pro rata share available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, the applicable interest rate set forth in Section 2.9 for ABR Advances or Eurodollar Advances, as set forth in the applicable Borrowing Request, and, in the case of such Lender, the Federal Funds Rate in effect on each such day (as determined by the Administrative Agent).  Such payment by the Borrower, however, shall be without prejudice to its rights against such Lender.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Loan as part of the Loans for purposes of this Agreement, which Loan shall be deemed to have been made by such Lender on the Borrowing Date applicable to such Loans, but without prejudice to the Borrower’s rights against such Lender.

2.4. Termination or Reduction of Commitments.

(a) Voluntary Reductions.  The Borrower shall have the right, upon at least three Business Days’ prior written notice to the Administrative Agent, at any time to terminate the Commitments or from time to time to permanently reduce the Commitments, provided that the total of the Commitments shall not be reduced below an amount equal to the sum of (i) the aggregate principal balance of the Loans then outstanding thereunder, and (ii) the then current LC Exposure (in each case after giving effect to any contemporaneous prepayment of Loans), and provided further that any such reduction of the Commitments shall be for a minimum of $1,000,000 and if more, in integral multiples of $500,000.

(b) In General.  Reductions of the Commitments shall be applied pro rata according to the Commitments of each Lender, as the case may be.  Simultaneously with each reduction of the Commitments under this Section, the Borrower shall pay the Commitment Fee accrued (but not yet paid) on the amount by which the Commitments have been reduced and prepay the Loans outstanding thereunder by the amount, if any, by which the aggregate unpaid principal balance of such Loans exceeds the amount of the Commitments, as so reduced.  If any prepayment is made under this Section with respect to any Eurodollar Advances, in whole or in part, prior to the last day of the applicable Interest Period, the Borrower agrees to indemnify the Lenders in accordance with Section 2.14. No reduction or termination of the Commitments may be reinstated.

2.5. Repayment of Loans; Evidence of Debt.

(a) Agreement to Pay.  The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender, the principal amount of each Loan outstanding on the Maturity Date.  LC Disbursements shall be paid pursuant to Section 2.7.

(b) Lenders’ Accounts.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Administrative Agent’s Accounts.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan and LC Disbursement made hereunder, the type of Advance thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any other sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Entries Made in Accounts.  The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall, to the extent not inconsistent with any entries made in any Note and absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans or any LC Disbursement in accordance with the terms of this Agreement.

(e) Loans Evidenced by Notes.  The Loans and interest thereon shall at all times be represented by one or more Notes in like form payable to the order of the payee named therein and its registered assigns.

2.6. Prepayments of the Loans.

(a) Voluntary Prepayments.  The Borrower may, at its option, prepay the ABR Advances and Eurodollar Advances, in whole or in part, without premium or penalty (other than any indemnification amounts, as provided for in Section 2.14) at any time and from time to time by notifying the Administrative Agent in writing at least one Business Day prior to the proposed prepayment date in the case of Loans consisting of ABR Advances and at least three Business Days prior to the proposed prepayment date in the case of Loans consisting of Eurodollar Advances, specifying the Loans to be prepaid consisting of ABR Advances, Eurodollar Advances or a combination thereof, the amount to be prepaid and the date of prepayment.  Such notice shall be irrevocable and the amount specified in such notice shall be due and payable on the date specified, together with accrued interest to the date of such payment on the amount prepaid.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender in respect thereof.  Prepayments of Advances shall be in an aggregate minimum principal amount of $1,000,000 or such amount plus a whole multiple of $500,000 in excess thereof, or if the outstanding Loans are less than the applicable minimum prepayment amount, prepayment of the Loans shall be the outstanding principal balance thereof.

(b) In General.  If any prepayment is made in respect of any Eurodollar Advance, in whole or in part, prior to the last day of the applicable Interest Period, the Borrower agrees to indemnify the Lenders in accordance with Section 2.14.

2.7. Letters of Credit.

(a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the period from the Effective Date to the tenth Business Day prior to the Revolving Credit Termination Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance; Amendment; Certain Conditions. To request the issuance of a Letter of Credit, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance) a notice requesting the issuance of a Letter of Credit and specifying the date of issuance (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit.  If requested by the Issuing Bank, the Borrower shall complete a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance (i) the LC Exposure shall not exceed the LC Sublimit, and (ii) the total Facility Exposure shall not exceed the Total Commitment Amount.  Any Letter of Credit issued may, at the request of the Borrower and with the consent of the Letter of Credit Issuer and the Administrative Agent, be amended, renewed or extended, provided that no Default then exists and that after giving effect thereto, such Letter of Credit (if the same had been issued at such time) would comply with all requirements of this Section.

(c) Expiration Date.  Each Letter of Credit must expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit and (ii) the date that is ten Business Days prior to the Revolving Credit Termination Date.

(d) Participations.  By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of any of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided, however, that no Lender shall be obligated to make any payment to the Administrative Agent for any wrongful LC Disbursement made by the Issuing Bank as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank.

(e) Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice.  If the Borrower fails to make such payment under this paragraph when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Commitment Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.3 (and Section 2.3 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of a Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) in the absence of the Issuing Bank’s gross negligence or willful misconduct, payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. The Lenders and the Administrative Agent shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Advances; provided that, if the Borrower fails to reimburse such LC Disbursement for more than two Business Days after the same is due pursuant to paragraph (e) of this Section, then interest shall accrue at the rate provided for in Section 2.9(b). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, then on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure with respect to Letters of Credit as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraphs (h) or (i) of Section 9.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured.

2.8. Conversions.

(a) Conversion Elections.  The Borrower may elect from time to time to convert Eurodollar Advances to ABR Advances by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election, specifying the amount to be so converted, provided, that any such conversion of Eurodollar Advances shall only be made on the last day of the Interest Period applicable thereto.  In addition, the Borrower may elect from time to time to convert ABR Advances to Eurodollar Advances or to convert Eurodollar Advances to new Eurodollar Advances by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election, specifying the amount to be so converted and the initial Interest Period relating thereto, provided that any such conversion of ABR Advances to Eurodollar Advances shall only be made on a Business Day and any such conversion of Eurodollar Advances to new Eurodollar Advances shall only be made on the last day of the Interest Period applicable to the Eurodollar Advances which are to be converted to such new Eurodollar Advances.  Each such notice shall be in the form of Exhibit G and must be delivered to the Administrative Agent prior to 11:00 a.m. on the Business Day required by this Section for the delivery of such notices to the Administrative Agent.   The Administrative Agent shall promptly provide the Lenders with notice of any such election.  ABR Advances and Eurodollar Advances may be converted pursuant to this Section in whole or in part, provided that conversions of ABR Advances to Eurodollar Advances, or Eurodollar Advances to new Eurodollar Advances, shall be in an aggregate principal amount of $1,000,000 or such amount plus a whole multiple of $100,000 in excess thereof.

(b) Effect on Conversions if an Event of Default.  Notwithstanding anything in this Section to the contrary, no ABR Advance may be converted to a Eurodollar Advance, and no Eurodollar Advance may be converted to a new Eurodollar Advance, if a Default has occurred and is continuing either (i) at the time the Borrower shall notify the Administrative Agent of its election to convert or (ii) on the requested Conversion Date.  In such event, such ABR Advance shall be automatically continued as an ABR Advance or such Eurodollar Advance shall be automatically converted to an ABR Advance on the last day of the Interest Period applicable to such Eurodollar Advance.  If an Event of Default shall have occurred and be continuing, the Administrative Agent shall, at the request of the Required Lenders, notify the Borrower (by telephone or otherwise) that all, or such lesser amount as the Required Lenders shall designate, of the outstanding Eurodollar Advances shall be automatically converted to ABR Advances, in which event such Eurodollar Advances shall be automatically converted to ABR Advances on the date such notice is given.

(c) Failure to Convert; Effect of Incomplete Conversion Request.  If no conversion of an ABR Advance to a Eurodollar Advance, or a Eurodollar Advance to a new Eurodollar Advance, is requested pursuant to Section 2.8(a), then the Loan or part thereof that is the subject of such Advance shall (i) in the case of such an ABR Advance, continue as an ABR Advance, and (ii) in the case of such a Eurodollar Advance, be deemed converted to an ABR Advance as of the last day of the Interest Period with respect to such Eurodollar Advance. If, with respect to a Eurodollar Advance conversion requested pursuant to Section 2.8(a), no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Conversion not a Borrowing.  Each conversion shall be effected by each Lender by applying the proceeds of its new ABR Advance or Eurodollar Advance, as the case may be, to its Advances (or portion thereof) being converted (it being understood that such conversion shall not constitute a borrowing for purposes of Section 4, 5 or 6).

2.9. Interest Rate and Payment Dates.

(a) Prior to Maturity.  Except as otherwise provided in Section 2.9(b), prior to the Maturity Date, the Loans shall bear interest on the outstanding principal balance thereof at the applicable interest rate or rates per annum set forth below:

ADVANCES	RATE
Each ABR Advance	Alternate Base Rate.
Each Eurodollar Advance	Eurodollar Rate plus the Applicable Margin.
(b) Event of Default.  After the occurrence and during the continuance of an Event of Default, the outstanding principal balance of the Loans and any overdue interest or other amount payable under the Loan Documents shall bear interest, whether before or after the entry of any judgment thereon, at a rate per annum equal to the Alternate Base Rate plus 4%.

(c) Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Advance prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) General.  Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  Any change in the interest rate on the Loans resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change shall become effective.  The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the Alternate Base Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates required.  Each determination of the Alternate Base Rate or a Eurodollar Rate by the Administrative Agent pursuant to this Agreement shall be conclusive and binding on the Borrower and the Lenders absent manifest error.  At no time shall the interest rate payable on the Loans of any Lender, together with all Fees and all other amounts payable under the Loan Documents, to the extent the same are construed to constitute interest, exceed the Highest Lawful Rate.  If interest payable to a Lender on any date would exceed the maximum amount permitted by the Highest Lawful Rate, such interest payment shall automatically be reduced to such maximum permitted amount.  Any interest actually received for any period in excess of such maximum allowable amount for such period shall be deemed to have been applied as a prepayment of the Loans.  The Borrower acknowledges that to the extent interest payable on ABR Advances is based on the BNY Rate, the BNY Rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on ABR Advances on the BNY Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make loans to other borrowers.

2.10. Substituted Interest Rate.

In the event that (i) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank eurodollar market either adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.9 or (ii) the Required Lenders shall have notified the Administrative Agent that they have reasonably determined (which determination shall be conclusive and binding on the Borrower) that the applicable Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such Eurodollar Rate, with respect to any portion of the Loans that the Borrower has requested be made as Eurodollar Advances or Eurodollar Advances that will result from the requested conversion of any portion of the Advances into Eurodollar Advances (each, an “Affected Advance”), the Administrative Agent shall promptly notify the Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected Advances.  If the Administrative Agent shall give such notice, (a) any Affected Advances shall be made as ABR Advances, (b) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to or continued as ABR Advances and (c) any outstanding Affected Advances shall be converted, on the last day of the then current Interest Period with respect thereto, to ABR Advances.  Until any notice under clause (i) or (ii), as the case may be, of this Section has been withdrawn by the Administrative Agent (by notice to the Borrower promptly upon either (x) the Administrative Agent having determined that such circumstances affecting the interbank eurodollar market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate pursuant to Section 2.9 or (y) the Administrative Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) Affected Advances), no further Eurodollar Advances shall be required to be made by the Lenders nor shall the Borrower have the right to convert all or any portion of the Loans to Eurodollar Advances.

2.11. Taxes; Net Payments.

(a) All payments made by the Borrower and any Subsidiary Guarantor under the Loan Documents shall be made free and clear of, and without reduction for or on account of, any taxes, levies, imposts, deductions, charges or withholdings required by law to be withheld from any amounts payable under the Loan Documents. A statement setting forth the calculations of any amounts payable pursuant to this paragraph submitted by a Lender to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents.

(b) Each Lender which is a foreign corporation within the meaning of Section 1442 of the Code shall deliver to the Borrower such certificates, documents or other evidence as the Borrower may reasonably require from time to time as are necessary to establish that such Lender is not subject to withholding under Section 1441 or 1442 of the Code or as may be necessary to establish, under any law hereafter imposing upon the Borrower an obligation to withhold any portion of the payments made by the Borrower under the Loan Documents, that payments to the Administrative Agent on behalf of such Lender are not subject to withholding.

2.12. Illegality.

Notwithstanding any other provisions herein, if any law, regulation, treaty or directive hereafter enacted, promulgated, approved or issued, or any change in any presently existing law, regulation, treaty or directive, or in the interpretation or application of any of the foregoing, shall make it unlawful for any Lender to make or maintain its Eurodollar Advances as contemplated by this Agreement, such Lender shall so notify the Administrative Agent and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon (i) the commitment of such Lender hereunder to make Eurodollar Advances or convert ABR Advances to Eurodollar Advances shall forthwith be suspended and (ii) such Lender’s Loans then outstanding as Eurodollar Advances affected hereby, if any, shall be converted automatically to ABR Advances on the last day of the then current Interest Period applicable thereto or within such earlier period as required by law.  If the commitment of any Lender with respect to Eurodollar Advances is suspended pursuant to this Section and thereafter it is once again legal for such Lender to make or maintain Eurodollar Advances, such Lender’s commitment to make or maintain Eurodollar Advances shall be reinstated and such Lender shall notify the Administrative Agent and the Borrower of such event.

2.13. Increased Costs.

In the event that any law, regulation, treaty or directive hereafter enacted, promulgated, approved or issued or any change in any presently existing law, regulation, treaty or directive therein or in the interpretation or application of any of the foregoing by any Governmental Authority charged with the administration thereof or compliance by any Credit Party (or any corporation directly or indirectly owning or controlling such Credit Party) with any request or directive, whether or not having the force of law, from any central bank or other Governmental Authority, agency or instrumentality:

(a) does or shall subject any Credit Party to any Taxes of any kind whatsoever with respect to any Eurodollar Advances or any Letter of Credit or participation therein, or its obligations under this Agreement to make Eurodollar Advances, issue Letters of Credit or participate therein, or change the basis of taxation of payments to any Credit Party of principal, interest or any other amount payable hereunder in respect of its Eurodollar Advances or Letters of Credit or participations therein, including any Taxes required to be withheld from any amounts payable under the Loan Documents (except for imposition of, or change in the rate of, tax on the overall net income of such Credit Party or its Applicable Lending Office for any of such Advances by the jurisdiction in which such Credit Party is incorporated or has its principal office or such Applicable Lending Office, including, in the case of Credit Parties incorporated in any State of the United States such tax imposed by the United States); or

(b) does or shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Credit Party in respect of its Eurodollar Advances, Letters of Credit or participations therein which, in the case of Eurodollar Advances, is not otherwise included in the determination of the Eurodollar Rate; or

(c) does or shall impose on any Credit Party or the London interbank market any other condition affecting this Agreement, any Eurodollar Advances, any Letters of Credit or any participation or participations therein, and the result of any of the foregoing is to increase the cost to such Credit Party or controlling corporation of making, issuing, renewing, converting or maintaining its Eurodollar Advances, Letters of Credit or participations therein, or its commitment to make such Eurodollar Advances, issue such Letters of Credit or participate therein, or to reduce any amount receivable hereunder in respect of its Eurodollar Advances, Letters of Credit or participations therein, then, in any such case, the Borrower shall pay such Credit Party, upon its demand, any additional amounts necessary to compensate such Credit Party or controlling corporation for such additional cost or reduction in such amount as determined by such Credit Party.  No failure by any Credit Party to demand compensation for any increased cost during any Interest Period shall constitute a waiver of such Credit Party’s right to demand such compensation at any time.  A statement setting forth the calculations of any additional amounts payable pursuant to the foregoing sentence submitted by a Credit Party to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and any of the Commitments or the payment of the Notes and all other amounts payable under the Loan Documents. Failure to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation.

2.14. Indemnification for Break Funding Losses.

The Borrower shall compensate each Credit Party for any loss (other than lost profit) or expense (including, without limitation, any loss or expense arising from re-employment of funds obtained by such Credit Party in order to make or maintain a Eurodollar Advance or from any payment by such Credit Party to the lenders of such funds) which such Credit Party may sustain or incur in the event that (i) the Borrower fails to pay when due the principal amount of or interest on any Eurodollar Advance, (ii) the Borrower fails to make a borrowing of, conversion into or continuation of a Eurodollar Advance after the Borrower has given a notice requesting the same, (iii) the Borrower fails to make any prepayment of a Eurodollar Advance after the Borrower has given a notice thereof, (iv) any payment of a Eurodollar Advance is made on any day other than a scheduled payment date therefor or the last day of an Interest Period with respect thereto (including any mandatory prepayment or a prepayment resulting from acceleration or illegality), or (v) a Eurodollar Advance is automatically converted to an ABR Loan on any other day other than the last day of the Interest Period with respect thereto. Such compensation may include an amount equal to the excess, if any, of (i) the amount of interest (excluding any margin included therein) which would have accrued on the amount so paid, prepaid or converted, or not so borrowed, prepaid, converted or continued, for the period from the date of such payment, prepayment or conversion or of such failure to borrow, prepay, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, prepay, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the Eurodollar Rate which is applicable or would have been applicable to such Eurodollar Advance over (ii) the amount of interest (as reasonably determined by the Bank) which would have accrued on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank eurodollar market.  A statement setting forth the calculations of any amounts payable pursuant to this Section submitted by a Credit Party to the Borrower shall be conclusive and binding on the Borrower absent manifest error.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents. Failure to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation.

2.15. Use of Proceeds.

The proceeds of Loans and the Letters of Credit shall, subject to the provisions of Section 8.10 be used solely for general business purposes (including acquisitions, pre-development costs, development costs, working capital, capital expenditures, repayment of indebtedness, the issuance of letters of credit, approved company stock buyback programs and payment of fees and expenses incurred in connection with this Agreement or the Loans), and such use shall conform to the provisions of Section 4.11.

2.16. Capital Adequacy.

If (i) after the date hereof, the enactment or promulgation of, or any change or phasing in of, any United States or foreign law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof, (ii) compliance with any directive or guideline from any central bank or United States or foreign Governmental Authority (whether or not having the force of law) promulgated or made after the date hereof, or (iii) compliance with the Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System as set forth in 12 CFR Parts 208 and 225, or of the Comptroller of the Currency, Department of the Treasury, as set forth in 12 CFR Part 3, or similar legislation, rules, guidelines, directives or regulations under any applicable United States or foreign Governmental Authority affects or would affect the amount of capital required to be maintained by a Credit Party (or any lending office of such Credit Party) or any corporation directly or indirectly owning or controlling such Credit Party or imposes any restriction on or otherwise adversely affects such Credit Party (or any lending office of such Credit Party) or any corporation directly or indirectly owning or controlling such Credit Party and such Credit Party shall have determined that such enactment, promulgation, change or compliance has the effect of reducing the rate of return on such Credit Party’s capital or the asset value to such Credit Party of any Loan made by such Credit Party as a consequence, directly or indirectly, of its obligations to make and maintain the funding of its Loans at a level below that which such Credit Party (or such lending office or controlling corporation) could have achieved but for such enactment, promulgation, change or compliance, after taking into account such Credit Party’s (or such lending office’s or controlling corporation’s) policies regarding capital adequacy, the Borrower shall promptly pay to such Credit Party such additional amount or amounts as shall be sufficient to compensate such Credit Party (or such lending office or controlling corporation) for such reduction in such rate of return or asset value. A statement setting forth the calculations of any amounts payable pursuant to this Section submitted by a Credit Party to the Borrower shall be conclusive and binding on the Borrower absent manifest error.  No failure by any Credit Party to demand compensation for such amounts hereunder shall constitute a waiver of such Credit Party’s right to demand such compensation at any time.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents. Failure to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation.

2.17. Administrative Agent’s Records.

The Administrative Agent’s records with respect to the Loans, the interest rates applicable thereto, each payment by the Borrower of principal and interest on the Loans, and fees, expenses and any other amounts due and payable in connection with this Agreement shall be presumptively correct absent manifest error as to the amount of the Loans, and the amount of principal and interest paid by the Borrower in respect of such Loans and as to the other information relating to the Loans, and amounts paid and payable by the Borrower hereunder and under the Notes.  The Administrative Agent will when requested by the Borrower advise the Borrower of the principal and interest outstanding under the Loans as of the date of such request and the dates on which such payments are due.

2.18. Increase of the Total Commitment Amount.

(a) Procedure for Increases.  Subject to the terms of this Section 2.18, at any time and from time to time after the Effective Date, provided that no Default or Event of Default exists, the Borrower may in a notice to the Administrative Agent and the Lead Arranger request that the Total Commitment Amount be increased by either (A) one or more of the existing Lenders increasing its existing Commitment (it being understood that no Lender shall have the obligation to increase its Commitment to achieve such increased Total Commitment Amount), or (B) the establishment of a new Commitment by a new Lender who is acceptable to the Borrower, the Administrative Agent and the Lead Arranger (each such increase in the Total Commitment Amount, by either means, being a “Commitment Increase”, and each new Lender, or existing Lender increasing its existing Commitment, being an “Increased Commitment Lender”).  Each existing Lender shall have the option (exercisable prior to a new Commitment with a new Lender pursuant to clause (B) being established) to participate in each Commitment Increase pro-rata in accordance with its interest in the Total Commitment Amount (determined without giving effect to such Increase).  No Commitment Increase shall become effective until such Business Day (the “Increase Effective Date”) as all of the following conditions precedent shall have been fulfilled:

(i) no Default or Event of Default shall have occurred and be continuing on the Increase Effective Date,

(ii) the Borrower, the Administrative Agent and the Increased Commitment Lender shall have executed and delivered an agreement, dated the Increase Effective Date, substantially in the form of Exhibit J (each a “Commitment Increase Supplement”) with respect to such Commitment Increase,

(iii) the Increased Commitment Lender shall have made a loan for the account of the Borrower (which for all purposes of this Agreement shall be deemed to be a Loan) in an amount equal to the difference between (A) such Lender’s Commitment Percentage of the Loans outstanding as of 11:00 A.M. on the Increase Effective Date (determined after giving effect to the Commitment Increase), less (B) the Loans of such Lender outstanding at such time, and shall have made the amount of such loan available to the Administrative Agent for the account of the Borrower at the Office not later than 1:00 P.M. on such Business Day, in funds immediately available to the Agent at such office,

(iv) the Borrower shall have issued a Note to such Increased Commitment Lender, dated the Increase Effective Date, in the maximum principal amount of such Lender’s Commitment (after giving effect to such Commitment Increase); and

(v) such increase in the Total Commitment Amount shall not violate any provision of the Borrower’s charter or other organizational documents, and if required by the Administrative Agent, the Administrative Agent shall have received evidence thereof satisfactory to it.

(b) Agent’s Duties.  The Administrative Agent shall apply the proceeds of the loan made to the Borrower under and in accordance with Section 2.18(a)(iii) as a prepayment of the Loans held by the Lenders other than the Lender providing the Commitment Increase, such prepayment to be distributed to the other Lenders pro rata based on the percentage decrease of each such Lender’s Commitment Percentage (after giving effect to the said Commitment Increase).  The Administrative Agent is hereby directed to amend Exhibit C and, if applicable, Schedule I, on each Increase Effective Date to reflect (i) the Commitment Amount of each Lender (including any new Lender) as of such Increase Effective Date, and (ii) the Lending Offices and address for notices of any Increased Commitment Lender which was not previously a Lender, and to deliver a copy thereof to each party hereto.

(c) Maximum Total Commitment Amount.  The minimum amount of any Commitment Increase shall be $10,000,000.  In no event shall a Commitment Increase be permitted hereunder if such Commitment Increase, when added to the Total Commitment Amount prior to giving effect thereto would exceed $100,000,000 at any time thereafter, unless consented to in writing by the Administrative Agent and each Lender.

2.19. Extensions of the Revolving Credit Termination Date.

Subject to the satisfaction of the following conditions, the Initial Revolving Credit Termination Date may be extended for the following additional periods:

(a) The Initial Revolving Credit Termination Date shall be extended to the First Extended Revolving Credit Termination Date upon satisfaction (as determined by the Administrative Agent) of the following conditions (the “Extensions Events for First Extension”):

(i) the Borrower shall have requested such extension at least 30 but not more than 90 days prior to the Initial Revolving Credit Termination Date in a notice to the Administrative Agent;

(ii) no Default or Event of Default shall exist and be continuing as of the date of such request or on the last day of the Initial Revolving Credit Termination Date; and

(iii) prior to the last day of the Initial Revolving Credit Termination Date, the Administrative Agent shall have received, for the account of the Lenders in accordance with each Lender’s Commitment Percentage, an extension fee equal to 0.10% of the Total Commitment Amount.

(b) If the Initial Revolving Credit Termination Date shall have been extended pursuant to subsection (a) of this Section 2.19, the First Extended Revolving Credit Termination Date shall be extended to the Second Extended Revolving Credit Termination Date upon satisfaction (as determined by the Administrative Agent) of the following conditions (the “Extensions Events for Second Extension”):

(i) the Borrower shall have requested such extension at least 30 but not more than 90 days prior to the First Extended Revolving Credit Termination Date in a notice to the Administrative Agent;

(ii) no Default or Event of Default shall exist and be continuing as of the date of such request or on the last day of the First Extended Revolving Credit Termination Date; and

(iii) prior to the last day of the First Extended Revolving Credit Termination Date the Administrative Agent shall have received, for the account of the Lenders in accordance with each Lender’s Commitment Percentage, an extension fee equal to 0.10% of the Total Commitment Amount.

3.	FEES; PAYMENTS.

3.1. Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender’s Commitment Percentage, a fee (the “Commitment Fee”), from the Effective Date through the Maturity Date, computed as follows: an amount, determined periodically as hereinafter set forth, equal to the product of (i) Applicable Commitment Fee Percentage times (ii) the average daily unadvanced portion of the Total Commitment Amount during such period.  The Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December of each year, commencing on the first such day following the Effective Date, on any optional reduction of the Total Commitment Amount, and on the Maturity Date.  The Commitment Fee shall be calculated on the basis of a 360 day year for the actual number of days elapsed.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit (the “LC Fee”), which shall accrue at rate per annum equal to the greater of the product of (i) the Applicable Margin, times (ii) the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure.

(c) The Borrower shall pay to the Issuing Bank, for its own account, the Issuing Bank’s fronting fees with respect to the issuance of each Letter of Credit in the amount of 0.125% of the amount of the Letter of Credit, or such other amount as the Issuing Bank and the Borrower shall agree to in writing prior to the issuance of such Letter of Credit, and the Issuing Bank’s standard fees with respect to the amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued participation fees and fronting fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, but in any event, after the Commitments terminate any such fees accruing after such date shall be payable on demand. All other fees payable to the Issuing Bank pursuant to this subsection shall also be payable on demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed. Notwithstanding the foregoing, the minimum participation fee payable on each quarterly payment pursuant to this subsection shall not be less than $250 with respect to each Letter of Credit, nor less than $1,000 annually, with respect to each Letter of Credit.

(d) All fees and other amounts payable under paragraphs (a), (b) and (c) of this Section shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of the Commitment Fee and LC Fee described therein, and other fees and amounts payable under this Section shall be paid directly to the Credit Party to whom such fees and other amounts are payable. Fees and other amounts paid shall not be refundable under any circumstances.

3.2. Payments; Application of Payments.

Each payment, including each prepayment, of principal and interest on the Loans, LC Disbursements, the Commitment Fee, and the LC Fee and fronting fees shall be made by the Borrower to the Administrative Agent, without set-off, deduction or counterclaim, at its office set forth in Section 11.2 in funds immediately available to the Administrative Agent at such office by 12:00 noon on the due date for such payment.  Promptly upon receipt thereof by the Administrative Agent, the Administrative Agent shall remit, in like funds as received, to the Lenders each Lender’s pro rata share of such payments. The failure of the Borrower to make any such payment by such time shall not constitute a default hereunder, provided that such payment is made on such due date, but any such payment made after 12:00 noon on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Loans.  If any payment hereunder or under the Notes shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided in the definition of Interest Period) shall be extended to the next Business Day and (except with respect to payments in respect of the Commitment Fee) interest shall be payable at the applicable rate specified herein during such extension.  If any payment is made with respect to any Eurodollar Advance prior to the last day of the applicable Interest Period, the Borrower shall indemnify each Lender in accordance with Section 2.14.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in Letters of Credit, the Borrower makes the following representations and warranties to the Administrative Agent and each Lender:

4.1. Existence and Power.

(a) The Borrower is a Maryland corporation duly organized and validly existing and in good standing under the laws of Maryland, has all requisite power and authority to own or lease its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned or leased therein make such qualification necessary.

(b) Each Subsidiary of the Borrower (including each Subsidiary Guarantor) is a corporation, partnership, limited liability company, real estate investment trust or business trust, is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each other jurisdiction in which the nature of the business conducted therein or the Property owned or leased therein make such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

4.2. Authority.

Each of the Borrower and each Subsidiary Guarantor has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, to obtain (in the case of the Borrower) extensions of credit hereunder and to incur the obligations contemplated thereby, all of which have been duly authorized by all proper and necessary corporate action and are in full compliance with, and such execution, delivery, performance, obtaining and incurrence do not and will not violate any of the provisions of, their respective articles or certificate of incorporation or corporate charter, by-laws of other organizational or constitutive documents, as the case may be.  Each of the Borrower and each Subsidiary Guarantor has duly executed and delivered the Loan Documents to which it is a party.

4.3. Binding Agreement.

The Loan Documents to which each of the Borrower and the Subsidiary Guarantors is a party constitute the valid and legally binding obligations of such party, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

4.4. Subsidiaries.

As of the Effective Date, the Borrower has only the Subsidiaries set forth on Schedule 4.4.  Schedule 4.4 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower and identifies each such Subsidiary that is a Subsidiary Guarantor, in each case as of the Effective Date. The shares of each corporate Subsidiary of the Borrower are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear of any Liens.  As of the Effective Date, the only DownREIT Partnership is UB Stamford, LP.

4.5. Litigation.

(a) There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether or not purportedly on behalf of the Borrower or any Subsidiary of the Borrower) pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary of the Borrower or any of their respective Properties or rights, which (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) call into question the validity or enforceability of any of the Loan Documents, or (iii) could reasonably be expected to result in the rescission, termination or cancellation of any franchise, right, license, permit or similar authorization held by the Borrower or any Subsidiary of the Borrower.

(b) As of the date hereof, Schedule 4.5 sets forth all actions, suits and proceedings at law or in equity or by or before any Governmental Authority (whether or not purportedly on behalf of the Borrower or any Subsidiary of the Borrower) pending or, to the knowledge of the Borrower, threatened against the Borrower, any Subsidiary of the Borrower or any of their respective Properties or rights, which, if adversely determined, could have a Material Adverse Effect.

4.6. Required Consents.

No consent, authorization or approval of, filing with, notice to, or exemption by, stockholders, any Governmental Authority or any other Person not obtained is required to be obtained by the Borrower or any Subsidiary Guarantor to authorize, or is required in connection with the execution, delivery and performance of the Loan Documents to which the Borrower or such Subsidiary Guarantor is a party, or any extension of credit hereunder, or is required to be obtained by the Borrower or any Subsidiary Guarantor as a condition to the validity or enforceability of the Loan Documents.

4.7. No Conflicting Agreements.

Neither the Borrower nor any of its Subsidiaries is in default beyond any applicable grace or cure period under any mortgage, indenture, contract or agreement to which it is a party or by which the Borrower or any of its Subsidiaries or any of their respective Property is bound.  The execution, delivery or carrying out of the terms of the Loan Documents and the extensions of credit contemplated hereunder will not violate any of the terms or provisions of any such mortgage, indenture, contract or agreement or constitute a default under or result in the creation or imposition of, or obligation to create, any Lien upon any Property of the Borrower or its Subsidiaries pursuant to the terms of any such mortgage, indenture, contract or agreement.

4.8. Compliance with Applicable Laws.

Neither the Borrower nor any Subsidiary of the Borrower is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority. The execution, delivery or carrying out of the terms of the Loan Documents and the extensions of credit contemplated hereunder will not violate any such judgment, order, writ, injunction, decree or decision.  The Borrower and its Subsidiaries are in compliance in all material respects with all statutes, regulations, rules and orders applicable to the Borrower and its Subsidiaries of all Governmental Authorities, including, without limitation, (i) Environmental Laws and ERISA, a violation of which could reasonably be expected to have a Material Adverse Effect; and (ii) Sections 856-860 of the Code, compliance with which is required to preserve the Borrower’s status as a REIT.  The execution, delivery or carrying out of the terms of the Loan Documents and the extensions of credit contemplated hereunder will not violate any such statutes, regulations, rules and orders.

4.9. Taxes.

Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns required to be filed and has paid, or has filed appropriate extensions and has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it, and no tax Liens have been filed with respect thereto.

4.10. Governmental Regulations.

Neither the Borrower nor any Subsidiary of the Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, as amended, or the Investment Company Act of 1940, as amended, and neither the Borrower nor any Subsidiary of the Borrower is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness under the Loan Documents, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

4.11. Federal Reserve Regulations; Use of Loan Proceeds.

Neither the Borrower nor any Subsidiary of the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans or the Letters of Credit will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System, as amended.  No part of the proceeds of the Loans, and none of the Letters of Credit, will be used, directly or indirectly, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock.

4.12. Plans; Multiemployer Plans.

As of the Effective Date, each of the Borrower and its ERISA Affiliates maintains or makes contributions only to the Plans and Multiemployer Plans listed on Schedule 4.12.

4.13. Financial Statements.

The Borrower has heretofore delivered to the Administrative Agent and the Lenders (i) copies of the audited consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of operations, stockholders’ equity and cash flows for the Borrower and its Subsidiaries as of October 31, 2007, and (ii) the consolidated statements of income and cash flows for the Borrower and its Subsidiaries for the fiscal quarters of the Borrower ending April 30, 2007 and July 31, 2007, certified by its Chief Financial Officer (collectively, with the related notes and schedules, the “Financial Statements”).  The Financial Statements fairly present the consolidated financial condition and results of the operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP.  Except as reflected in the Financial Statements or in the notes thereto, neither the Borrower nor any Subsidiary of the Borrower has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with GAAP, should have been shown on the Financial Statements and was not.  Since October 31, 2007 there has been no Material Adverse Change.

4.14. Property.

Each of the Borrower and its Subsidiaries has good and marketable title to all of its Property.  There are no unpaid or outstanding real estate or similar taxes or assessments on or against any Real Property other than (i) real estate or other taxes or assessments that are not yet due and payable, and (ii) such taxes as the Borrower or any Subsidiary of the Borrower is contesting in good faith and for which adequate reserves for the payment thereof have been established by the Borrower.  There are no pending eminent domain proceedings against any Real Property, and, to the knowledge of the Borrower, no such proceedings are presently threatened or contemplated by any Governmental Authority against any Real Property, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  None of the Real Property is now damaged as a result of any fire, explosion, accident, flood or other casualty which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.15. Environmental Matters.

(a) The Borrower and each of its Subsidiaries are in compliance in all material respects with the requirements of all applicable Environmental Laws.

(b) To the best of the Borrower’s knowledge, and except as otherwise disclosed to the Lenders in writing on or before the Effective Date, no Hazardous Substances have been (i) generated or manufactured on, transported to or from, treated at, stored at or discharged from any Real Property in violation of any Environmental Laws; (ii) discharged into subsurface waters under any Real Property in violation of any Environmental Laws; or (iii) discharged from any Real Property on or into property or waters (including subsurface waters) adjacent to any Real Property in violation of any Environmental Laws which for (i), (ii) or (iii) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(c) Except as otherwise disclosed to the Lenders in writing on or before the Effective Date, neither the Borrower nor any of its Subsidiaries (i) has received notice (written or oral) or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, lien, violation, non-compliance or investigation indicating or concerning any potential or actual liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising in connection with (x) any non-compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any Subsidiary of the Borrower) or the release or threatened release of any Hazardous Substance into the environment which, in either case, could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) has any threatened or actual liability in connection with the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any Subsidiary of the Borrower) or the release or threatened release of any Hazardous Substance into the environment which, in either case, could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any Subsidiary of the Borrower) or a release or threatened release of any Hazardous Substance into the environment for which the Borrower or any Subsidiary of the Borrower is or may be liable the results of which could, in either case, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iv) has received notice that the Borrower or any Subsidiary of the Borrower is or may be liable to any Person under any Environmental Law which liability could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) To the best of the Borrower’s knowledge, no Real Property is located in an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards, or if any such Real Property is located in such a special flood hazard area, then the Borrower has obtained all insurance that is required to be maintained by law or which is customarily maintained by Persons engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower operates.

4.16. Burdensome Obligations.

Neither the Borrower nor any of its Subsidiaries is a party to or bound by any franchise, agreement, deed, lease or other instrument, or subject to any corporate restriction which, in the opinion of the management of the Borrower or such Subsidiary, is so unusual or burdensome, in the context of its business, as in the foreseeable future might materially adversely affect or impair the revenue or cash flow of the Borrower or such Subsidiary or materially and adversely affect or impair the ability of the Borrower to perform its obligations under the Loan Documents.

4.17. Solvency.

On the Effective Date and immediately following the making of each Loan and the issuance of each Letter of Credit, and after giving effect to the application of the proceeds of each Loan: (a) the fair value of the assets of the Borrower and its Subsidiaries, taken as a whole, at a fair valuation, will exceed the debts and liabilities, including Contingent Obligations, of the Borrower and its Subsidiaries, taken as a whole; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise of the Borrower and its Subsidiaries, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted hereafter.

4.18. REIT Status.

The Borrower (i) has made an election pursuant to Section 856 of the Code to qualify as a REIT, (ii) to the best of its knowledge has satisfied and continues to satisfy all of the requirements under Sections  856-859 of the Code and the regulations and rulings issued thereunder which must be satisfied for the Borrower to maintain its status as a REIT, and (iii) is in compliance in all material respects with all Code sections applicable to REITs generally and the regulations and rulings issued thereunder.

4.19. Eligible Real Estate Assets.

A true, correct and complete list of Eligible Real Estate Assets, dated not earlier than 30 days prior to the date of this Agreement, is attached hereto as Schedule 4.19.

4.20. Labor Relations.

Neither the Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement, and no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative with respect to the Borrower or such Subsidiary.  There are no material controversies pending between the Borrower or any Subsidiary and any of their respective employees.

4.21. No Misrepresentation.

No representation or warranty contained herein and no certificate or report furnished or to be furnished by the Borrower or any Subsidiary of the Borrower in connection with the transactions contemplated hereby or pursuant to any Loan Document, contains or will contain a misstatement of material fact, or, to the best knowledge of the Borrower, omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained not misleading in the light of the circumstances under which made.

5.	CONDITIONS TO FIRST LOANS OR LETTERS OF CREDIT.

In addition to the conditions precedent set forth in Section 6, the obligation of each Lender to make its first Loan or the Issuing Bank to issue the first Letter of Credit shall be subject to the fulfillment of the following conditions precedent on or before the Effective Date:

5.1. Evidence of Action.

(a) The Administrative Agent shall have received a certificate, dated the first Borrowing Date, of the Secretary or Assistant Secretary of the Borrower substantially in the form of Exhibit H (i) attaching a true and complete copy of the resolutions of its Board of Directors authorizing the execution and delivery of the Loan Documents by the Borrower and the performance of the Borrower’s obligations thereunder, and of all other documents evidencing other necessary action (in form and substance reasonably satisfactory to the Administrative Agent) taken by it to authorize the Loan Documents and the transactions contemplated thereby, (ii) attaching a true and complete copy of its articles of incorporation and by-laws, (iii) setting forth the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers, and (iv) certifying that said corporate charter and by-laws are true and complete copies thereof, are in full force and effect and have not been amended or modified.

(b) The Administrative Agent shall have received a certificate, dated the first Borrowing Date, of the Secretary or Assistant Secretary of each Subsidiary Guarantor substantially in the form of Exhibit H (i) attaching a true and complete copy of the resolutions of its Board of Directors authorizing its execution and delivery of the Guaranty and the performance of its obligations thereunder, and of all other documents evidencing other necessary action (in form and substance reasonably satisfactory to the Administrative Agent) taken by it to authorize the Guaranty and the transactions contemplated thereby, (ii) attaching a true and complete copy of its articles of incorporation or corporate charter and by-laws, (iii) setting forth the incumbency of its officer or officers who may sign the Guaranty, including therein a signature specimen of such officer or officers, and (iv) certifying that said articles of incorporation or corporate charter and by-laws are true and complete copies thereof, are in full force and effect and have not been amended or modified.

(c) The Administrative Agent shall have received certificates of good standing for the Borrower from the Secretary of State for the State of Maryland and for each Subsidiary from the Secretary of State for the state in which such Subsidiary is incorporated, and for the Borrower from each jurisdiction in which the Borrower is qualified to do business.

5.2. This Agreement.

The Administrative Agent shall have received counterparts of this Agreement signed by each of the parties hereto (or receipt by the Administrative Agent from a party hereto of a facsimile signature page signed by such party which shall have agreed to promptly provide the Administrative Agent with originally executed counterparts hereof).

5.3. Notes.

The Administrative Agent shall have received the Notes, duly executed by an Authorized Signatory.

5.4. Guaranty.

The Administrative Agent shall have received counterparts of the Guaranty signed by each of the Subsidiary Guarantors (or receipt by the Administrative Agent from a party thereto of a facsimile signature page signed by such party which shall have agreed to promptly provide the Administrative Agent with originally executed counterparts thereof).

5.5. Litigation.

There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting the transactions provided for herein or in any of the other Loan Documents and no action or proceeding by or before any Governmental Authority shall have been commenced and be pending or, to the knowledge of the Borrower, threatened, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith and the Administrative Agent shall have received a certificate of an Authorized Signatory to the foregoing effects.

5.6. Opinion of Counsel to the Borrower.

The Administrative Agent shall have received an opinion of Baker and McKenzie, counsel to the Borrower, addressed to the Administrative Agent and the Lenders, and dated the first Borrowing Date, covering the matters set forth in Exhibit I.

5.7. Fees.

All fees payable to any Credit Party shall have been paid.

5.8. Fees and Expenses of Special Counsel.

The fees and expenses of Special Counsel in connection with the preparation, negotiation and closing of the Loan Documents shall have been paid.

6.	CONDITIONS OF LENDING - ALL LOANS.

The obligation of each Lender to make any Loan or the Issuing Bank to issue a Letter of Credit is subject to the satisfaction of the following conditions precedent as of the date of such Loan or issuance:

6.1. Compliance.

On each Borrowing Date and after giving effect to the Loans to be made or Letter of Credit to be issued: (a) the Borrower shall be in compliance with all of the terms, covenants and conditions hereof, (b) there shall not exist and be continuing any Default, (c) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, (d) all fees and expenses due payable by the Borrower hereunder and under any other Loan Document on such date shall have been paid, and (e) the sum of the Loans and the LC Exposure shall not exceed the Total Commitment Amount. Each notice requesting a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof that each of the foregoing matters is true and correct in all respects.

6.2. Loan Closings.

All documents required by the provisions of the Loan Documents to be executed or delivered to the Administrative Agent on or before the applicable Borrowing Date or prior to the issuance of a Letter of Credit shall have been executed and shall have been delivered at the office of the Administrative Agent set forth in Section 11.2 on or before such Borrowing Date.

6.3. Borrowing Request.

With respect to each borrowing hereunder, the Administrative Agent shall have received a Borrowing Request duly executed by an Authorized Signatory. With respect to the issuance of a Letter of Credit, the Administrative Agent shall have received the documents required pursuant to Section 2.7(b).

6.4. Documentation and Proceedings.

All corporate matters and legal proceedings and all documents and papers in connection with the transactions contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and the Administrative Agent shall have received all information and copies of all documents which the Administrative Agent or the Required Lenders may reasonably have requested in connection therewith, such documents (where appropriate) to be certified by an Authorized Signatory or proper Governmental Authorities.

6.5. Required Acts and Conditions.

All acts, conditions and things (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any filings, recordings or registrations) required to be done or performed by the Borrower and to have happened on or prior to such Borrowing Date and which are necessary for the continued effectiveness of the Loan Documents shall have been done or performed and shall have happened in due compliance with all applicable laws.

6.6. Approval of Special Counsel.

All legal matters in connection with the making of each Loan and issuance of each Letter of Credit shall be reasonably satisfactory to Special Counsel.

6.7. Supplemental Opinions.

If reasonably requested by the Administrative Agent with respect to the applicable Borrowing Date, there shall have been delivered to the Administrative Agent favorable supplementary opinions of counsel to the Borrower, addressed to the Administrative Agent and the Lenders and dated such Borrowing Date, covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

6.8. Other Documents.

The Administrative Agent shall have received such other documents and information with respect to the Borrower and its Subsidiaries or the transactions contemplated hereby as the Administrative Agent or any of the Lenders shall reasonably request.

7.	AFFIRMATIVE COVENANTS.

The Borrower agrees that, so long as any Loan remains outstanding and unpaid, there exists any LC Exposure, any other amount is owing under any Loan Document to any Lender or the Administrative Agent, or any Lender or the Issuing Bank shall have any obligation to make Loans or issue Letters of Credit, the Borrower shall:

7.1. Financial Statements.

Maintain a standard system of accounting in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent and each Lender:

(a) Annual Statements.  As soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of its consolidated balance sheet as at the end of such fiscal year, together with the related consolidated statements of income, stockholders’ equity and cash flows as of and through the end of such fiscal year of the Borrower and its consolidated Subsidiaries, setting forth in each case in comparative form the figures as of the end of and for the preceding fiscal year.  The consolidated balance sheets and consolidated statements of income, stockholders’ equity and cash flows shall be audited and certified without qualification by the Accountants, which certification shall (i) state that the examination by such Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and, accordingly, includes the examination, on a test basis, of evidence supporting the amounts and disclosures in such consolidated financial statements, and (ii) include the opinion of such Accountants that such consolidated financial statements present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries, as of the date of such consolidated financial statements, and the consolidated results of their operations and their cash flows for each of the years identified therein in conformity with GAAP (subject to any change in the requirements of GAAP).

(b) Annual Operating Statements, Rent Roll and Asset Review.  As soon as available, but in any event within 45 days after the end of each fiscal year of the Borrower, copies of the asset review for each Real Property owned by the Borrower, Subsidiaries of the Borrower and any DownREIT Partnership in the form of Exhibit K; each delivery to the Administrative Agent of such asset review shall be deemed to be a representation of the Borrower that the matters set forth therein are true in all material respects.

(c) Quarterly Statements. As soon as available, but in any event within 45 days after the end of the first three fiscal quarters of the Borrower, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of each such quarterly period, together with the related unaudited consolidated statements of income and cash flows for the elapsed portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the corresponding dates and periods of the preceding fiscal year, certified by the Chief Financial Officer as being true, correct and complete in all material respects and as presenting fairly the consolidated financial condition and the consolidated results of operations of the Borrower and its consolidated Subsidiaries.

(d) Quarterly Information Regarding Certain Assets.  As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of the Borrower (90 days after the end of the last fiscal quarter of the Borrower), a list of all the Unencumbered Pool Assets as of the last day of such fiscal quarter, setting forth the following information with respect to each such Unencumbered Pool Asset as of such date: (i) asset type; (ii) location; (iii) the owner thereof; and (iv) the Net Operating Income and Capital Expense for such Unencumbered Pool Asset during such fiscal quarter.

(e) Compliance Certificate.  Within 45 days after the end of each of the first three fiscal quarters of the Borrower (90 days after the end of the last fiscal quarter of the Borrower), a Compliance Certificate, certified by the Chief Financial Officer, setting forth in reasonable detail the computations demonstrating the Borrower’s compliance with the provisions of Sections 8.11, 8.12, 8.13, 8.14, 8.15 and 8.16.

(f) Other Information.  Such other information as the Administrative Agent or any Lender may reasonably request from time to time.

7.2. Certificates; Other Information.

Furnish to the Administrative Agent and each Lender:

(a) Defaults Under Other Indebtedness.  Prompt written notice if: (i) any Indebtedness of the Borrower or any Subsidiary of the Borrower is declared or shall become due and payable prior to its stated maturity, or called and not paid when due, or (ii) a default that extends beyond any applicable notice or grace period shall have occurred under any note (other than the Notes) or the holder of any such note, or other evidence of Indebtedness, certificate or security evidencing any such Indebtedness or any obligee with respect to any other Indebtedness of the Borrower or any Subsidiary of the Borrower has the right to declare any such Indebtedness due and payable prior to its stated maturity, and, in the case of either (i) or (ii), the Indebtedness that is the subject of (i) or (ii) is, in the aggregate, $500,000 or more;

(b) Action of Governmental Authorities.  Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other document naming the Borrower or any Subsidiary of the Borrower a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document; (ii) any lapse or other termination of any Intellectual Property, license, permit, franchise or other authorization issued to the Borrower or any Subsidiary of the Borrower by any Person or Governmental Authority, which lapse or termination could reasonably be expected to have a Material Adverse Effect; and (iii) any refusal by any Person or Governmental Authority to renew or extend any such material Intellectual Property, license, permit, franchise or other authorization, which refusal could reasonably be expected to have a Material Adverse Effect;

(c) SEC or other Governmental Reports and Filings.  Except for documents publicly available under the Securities Exchange Act of 1934, promptly upon becoming available, copies of all regular, periodic or special reports which the Borrower or any Subsidiary of the Borrower may now or hereafter be required to file with or deliver to any securities exchange or the Securities and Exchange Commission, or any other Governmental Authority succeeding to the functions thereof, pursuant to the Securities Exchange Act of 1934, as amended;

(d) ERISA Information.  Promptly, and in any event within ten Business Days after the Borrower knows or has reason to know that any of the events or conditions enumerated below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by its Chief Financial Officer, setting forth details with respect to such event or condition and the action, if any, which the Borrower or an ERISA Affiliate proposes to take with respect thereto; provided, however, that if such event or condition is required to be reported or noticed to the PBGC, such statement, together with a copy of the relevant report or notice to the PBGC, shall be furnished promptly and in any event not later than ten days after it is reported or noticed to the PBGC:

(i) any reportable event, as defined in Section 4043(b) of ERISA with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or of Section 302 of ERISA, including, without limitation, the failure to make, on or before its due date, a required installment under Section 412(m) of the Code or Section 302(e) of ERISA or the disqualification of such Plan for purposes of Section 4043(b)(1) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code) and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or any ERISA Affiliate to terminate any Plan;

(iii) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty days from its commencement;

(vi) the adoption of an amendment to any Plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA that would result in the loss of the tax-exempt status of the trust of which such Plan is a part or the Borrower or any ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections; and

(vii) any event or circumstance exists which may reasonably be expected to constitute grounds for the incurrence of material liability by the Borrower or any ERISA Affiliate under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any employee benefit plan;

(e) ERISA Reports.  Promptly after the request of the Administrative Agent or any Lender therefor, copies of each annual report filed pursuant to Section 104 of ERISA with respect to each Plan (including, to the extent required by Section 104 of ERISA, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information referred to in Section 103 of ERISA) and each annual report filed with respect to each Plan under Section 4065 of ERISA; provided, however, that in the case of a Multiemployer Plan, such annual reports shall be furnished only if they are available to the Borrower or any ERISA Affiliate;

(f) Notice of Material Acquisitions, Mergers or Purchases.  Prior to entering into any definitive agreement for an acquisition, merger or asset purchase exceeding 30% of Gross Asset Value (as determined without giving effect to such acquisition, merger or asset purchase), notice of the same, together with a certificate in the form required by Section 7.1(e) showing compliance with the provisions referred to in Section 7.1(e) after giving effect to such acquisition, merger or asset purchase.

(g) Notice of Sales or Transfers.  Notice of any sale or transfer of any Real Property of the Borrower, its Subsidiaries or any DownREIT promptly upon the occurrence of any such sale or transfer;

(h) New Subsidiaries.  Notice of any Subsidiary that, as of the end of any fiscal quarter of the Borrower, satisfies the criteria in Section 7.11 with respect to Required Additional Guarantors, such notice to be delivered to the Administrative Agent concurrently with the delivery of the Compliance Certificate with respect to such quarter;

(i) Casualties or Condemnations.  Prompt written notice of any casualty or condemnation of any Real Property, if such casualty or condemnation could reasonably be expected to have a Material Adverse Effect;

(j) Environmental Law Notices.  Prompt written notice of any order, notice, claim or proceeding received by, or brought against, the Borrower or any Subsidiary of the Borrower, or with respect to any of the Real Property, under any Environmental Law, which could reasonably be expected to have a Material Adverse Effect;

(k) Changes in Name or Fiscal Year.  Prompt written notice of (i) any change in the Borrower’s name, with copies of all filings with respect to such name change attached thereto, and (ii) any change in its fiscal year from that in effect on the Effective Date;

(l) Defaults or Events of Default.  Prompt written notice if there shall occur and be continuing a Default; and

(m) Other Information.  Such other information as the Administrative Agent or any Lender shall reasonably request from time to time.

7.3. Legal Existence.

(a) Borrower’s Legal Existence. Maintain its status as a Maryland corporation in good standing in the State of Maryland and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

(b) Legal Existence of Subsidiaries.  Cause each Subsidiary of the Borrower to maintain its status as a real estate investment trust, business trust, corporation, limited liability company or partnership, as the case may be, in good standing in its state of formation and in each other jurisdiction in which the failure so to do either (i) would result in the occurrence of a Default, or (ii) could reasonably be expected to have a Material Adverse Effect.

7.4. Taxes.

Pay and discharge when due, and cause each Subsidiary of the Borrower so to do, all Taxes, assessments and governmental charges, license fees and levies upon, or with respect to, the Borrower or such Subsidiary and all Taxes upon the income, profits and Property of the Borrower and its Subsidiaries, unless such Taxes, assessments, governmental charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary and such contest has the effect of staying the collection of any Lien from any Property of the Borrower or its Subsidiaries arising from such non-payment, and provided that the Borrower shall give the Administrative Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required in accordance with GAAP (as determined by the Accountants) shall have been made therefor.

7.5. Insurance.

Maintain, and cause each Subsidiary of the Borrower to maintain, insurance on its Property against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower or the relevant Subsidiary operates, and file with the Administrative Agent within 10 Business Days after request therefor a detailed list of such insurance then in effect, stating the names of the carriers thereof, the policy numbers, the insureds thereunder, the amounts of insurance, dates of expiration thereof, and the Property and risks covered thereby.  As of the Effective Date the Administrative Agent has received all insurance items requested by it as of such date.

7.6. Payment of Indebtedness and Performance of Obligations.

Pay and discharge when due, and cause each Subsidiary of the Borrower to pay and discharge when due, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise

7.7. Maintenance of Property; Environmental Investigations.

(a) In all material respects, at all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each Subsidiary of the Borrower so to do, all Property necessary to the operation of the Borrower’s or such Subsidiary’s business.

(b) In the event that the Administrative Agent shall have a reasonable basis for believing that Hazardous Substances may be on, at, under or around any Unencumbered Asset in the Unencumbered Asset Pool in violation of any applicable Environmental Law which, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, promptly conduct and complete (at the Borrower’s expense) all investigations, studies, samplings and testings relative to such Hazardous Substances as the Administrative Agent may reasonably request.

7.8. Observance of Legal Requirements.

(a) Observe and comply in all respects, and cause each Subsidiary of the Borrower so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it,

(b) Use and operate all of its facilities and property in compliance with all Environmental Laws and cause each of its Subsidiaries so to do, and keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith and cause each of its Subsidiaries so to do, and handle all Hazardous Materials in compliance with all applicable Environmental Laws and cause each of its Subsidiaries so to do.

7.9. Inspection of Property; Books and Records; Discussions.

Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities and permit representatives of the Administrative Agent and any Lender during normal business hours and on reasonable prior notice to visit its offices, to inspect any of its Property and to examine and make copies or abstracts from any of its books and records as often as may reasonably be desired, and to discuss the business, operations, prospects, licenses, Property and financial condition of the Borrower and its Subsidiaries with the officers thereof and the Accountants.

7.10. REIT Status; Operation of Business; Company Listing.

(a) Maintain its status under Sections 856 et seq. of the Code as a REIT.

(b) Carry on all business operations of the Borrower as a self-advised, self-managed REIT.

(c) Remain listed on the New York Stock Exchange, American Stock Exchange or NASDAQ with no suspension in the trading of its Stock (other than by reason of the suspension in trading of securities generally by any such exchanges).

7.11. Required Additional Guarantors.

At any time after the date hereof, at the request of the Administrative Agent, cause any Subsidiary of the Borrower, whether presently existing or hereafter formed or acquired, which is not a Subsidiary Guarantor to promptly execute and deliver a Guaranty to the Administrative Agent, for the benefit of the Lenders (together with the certificates and attachments described in Sections 5.1(b) and (c) with respect to such Subsidiary and an opinion of counsel in the form required pursuant to Section 5.6); provided that “Required Additional Guarantors” shall not include DownREIT Partnerships.

8.	NEGATIVE COVENANTS.

The Borrower agrees that, so long as any Loan remains outstanding and unpaid, there exists any LC exposure, any other amount is owing under any Loan Document to any Lender or the Administrative Agent, or any Lender or the Issuing Bank shall have any obligation to make Loans or issue Letters of Credit, the Borrower shall not, directly or indirectly:

8.1. Indebtedness.

Create, incur, assume or suffer to exist any Unsecured Indebtedness (including the Facility Exposure) which, in the aggregate, shall exceed at any time $100,000,000.

8.2. Liens.

Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or permit any Subsidiary of the Borrower so to do, except (i) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent or the existence of which do not otherwise violate the requirements of Section 7.4, (ii) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (but not ERISA), (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (iv) zoning ordinances, easements, rights of way, use restrictions, exclusive use limitations in any lease of Real Property, reciprocal easement agreements, minor defects, irregularities, and other similar restrictions and encumbrances affecting Real Property, which do not materially adversely affect the value of such Real Property or the financial condition of the Borrower or such Subsidiary or materially impair its use for the operation of the business of the Borrower or such Subsidiary, (v) statutory Liens arising by operation of law such as mechanics’, materialmen’s, carriers’, warehousemen’s liens incurred in the ordinary course of business which are not delinquent, (vi) mortgages on Real Property (including leasehold mortgages), provided that the existence of such mortgages, and the indebtedness secured thereby, does not cause the Borrower to be in violation of Section 8.13 or 8.16.

8.3. Merger, Consolidation and Certain Dispositions of Property.

(a) Consolidate with, be acquired by, or merge into or with any Person, or sell, lease or otherwise dispose of all or substantially all of its Property (in one transaction or a series of transactions), or permit any Subsidiary of the Borrower so to do, or liquidate or dissolve, except (i) the merger or consolidation of any Subsidiary of the Borrower into or with the Borrower, or (ii) the merger or consolidation of any two or more Subsidiaries of the Borrower.

(b) Sell, transfer, master lease or dispose of any of its Property, either directly or indirectly, except that if at the time thereof and immediately after giving effect thereto, no Default shall have occurred, (i) any Subsidiary of the Borrower may sell, transfer, master lease or otherwise dispose of its assets to the Borrower or to any other wholly owned Subsidiary, and (ii) the Borrower or any Subsidiary of the Borrower may sell Property in an arm’s length transaction in the ordinary course of its business for the fair market value thereof, as reasonably determined by the Borrower.

8.4. Investments, Loans, Etc.

At any time, purchase or otherwise acquire, hold or invest in the Stock of, or any other interest in, any Person, or make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or acquire any Real Property or make any other investment, whether by way of capital contribution, time deposit or otherwise, in or with any Person, or permit any Subsidiary of the Borrower so to do (all of which are sometimes referred to herein as “Investments”) except the following (to the extent that maintaining any thereof would not at any time violate the requirements of Section 856(c) of the Code):

(a) demand deposits, certificates of deposit, bankers acceptances and domestic and eurodollar time deposits with any Lender, or any other commercial bank, trust company or national banking association incorporated under the laws of the United States or any State thereof and having undivided capital, surplus and undivided profits exceeding $500,000,000 and a long term debt rating of A or A2, as determined, respectively, by S&P and Moody’s;

(b) short-term direct obligations of the United States of America or agencies thereof whose obligations are guaranteed by the United States of America;

(c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States or any State thereof which at the time of purchase are rated by S&P or Moody’s at not less than “A1” or “P1,” respectively;

(d) mortgage-backed securities guaranteed by the Governmental National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by S&P or Moody’s at not less than “Aa” or “AA,” respectively;

(e) shares of “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in the investments described in one or more of the foregoing paragraphs (a) through (e) and have total assets of in excess of $50,000,000;

(f) Investments in Real Property and loans secured by mortgages on Real Property existing as of the Effective Date and, after the Effective Date, Investments in Real Property and loans secured by mortgages on Real Property located in the continental United States;

(g) Investments in DownREIT Partnerships;

(h) redemptions of preferred stock of the Borrower in accordance with the terms thereof;

(i) redemptions for cash or common Stock of the Borrower of units of limited partnership interests or limited liability company interests in a DownREIT Partnership; or

(j) loans or advances to employees of the Borrower or employees of any consolidated Subsidiaries of the Borrower (or any guaranties of such loans made by the Borrower or its consolidated Subsidiaries if such loans are made by Persons other than the Borrower or its consolidated Subsidiaries) in the total aggregate amount of up to $2,000,000;

provided that:  as at any fiscal quarter end of the Borrower, investments in unimproved land (excluding land that is either under development or planned for development within 18 months from the date it was acquired), stock holdings, investments in unconsolidated partnership and joint ventures, mortgages and development and redevelopment shall not account for more than 25% of Gross Asset Value as at such fiscal quarter end, and provided further, within such 25% limit, the following sublimits shall apply:

(A) assets owned by Unconsolidated Joint Ventures shall not account for more than 15% of Gross Asset Value as at such fiscal quarter end;

(B) mortgages shall note account for more than 10% Gross Asset Value as at such fiscal quarter end; and

(C) construction in process shall not account for more than 15% of Gross Asset Value as at such fiscal quarter end.

In determining the foregoing limits and sublimits, any non-revenue generating investment shall be valued at the lower of acquisition cost or market value.

8.5. Business Changes.

Change in any material respect the nature of the business of the Borrower or its Subsidiaries as conducted on the Effective Date.

8.6. Amendments to Organizational Documents.

Amend or otherwise modify its corporate charter or by-laws in any way (other than in connection with the issuance or classification of preferred stock of the Borrower) which would adversely affect the interests of the Administrative Agent and the Lenders under any of the Loan Documents, or permit any Subsidiary of the Borrower to amend its organizational documents in a manner which could have the same result.

8.7. Bankruptcy Proceedings.

Institute against the Administrative Agent or any Lender, or join any other Person in instituting against the Administrative Agent or any Lender, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the payment or prepayment in full of the Indebtedness due hereunder.

8.8. Sale and Leaseback.

Enter into any arrangement with any Person providing for the leasing by it of Property which has been or is to be sold or transferred by it to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or its rental obligations, or permit any Subsidiary of the Borrower so to do.

8.9. Transactions with Affiliates.

Become a party to any transaction with an Affiliate unless the Borrower shall have determined that the terms and conditions relating thereto are as favorable to the Borrower as those which would be obtainable at the time in a comparable arms-length transaction with a Person other than an Affiliate.

8.10. Use of Proceeds Limitations.

Permit the proceeds of the Loans or Letters of Credit to be used for (i) Investments outside the United States of America, (ii) development of Real Property, other than improvements to properties owned by the Borrower or any of its Subsidiaries.

8.11. Total Debt Leverage Ratio.

As at any fiscal quarter end of the Borrower, permit Consolidated Total Indebtedness at such time to be more than 50% of Gross Asset Value at such time.

8.12. Unencumbered Asset Pool Value.

As at any fiscal quarter end of the Borrower, permit Unsecured Indebtedness to be more than 50% of the Eligible Real Estate Asset Value of all Unencumbered Assets in the Unencumbered Asset Pool at such time.

8.13. Secured Debt Leverage Ratio.

As at any fiscal quarter end of the Borrower, permit Secured Debt at such time to be more than 35% of Gross Asset Value at such time.

8.14. Fixed Charge Coverage Ratio.

Permit the Fixed Charge Coverage Ratio as at any fiscal quarter end of the Borrower to be less than 2.0:1.0.

8.15. Unsecured Debt Service Coverage Ratio.

As at any fiscal quarter end of the Borrower, permit the ratio of (i) total Net Operating Income for the fiscal quarter of the Borrower then ending attributable to all Unencumbered Assets to (ii) the portion of the Consolidated Interest Expense for such fiscal quarter in respect of Unsecured Indebtedness to be less than 2.0:1.0.

8.16. Limitation on Unconsolidated Joint Ventures.

Permit the portion of Gross Asset Value attributable to the Borrower’s pro-rata share of the Eligible Real Estate Value of Eligible Real Estate Assets owned by Subsidiaries that are not wholly owned by the Borrower and Unconsolidated Joint Ventures to be more than 15% of total Gross Asset Value.

9.	DEFAULT.

9.1. Events of Default.

The following shall each constitute an “Event of Default” hereunder:

(a) The failure of the Borrower to pay any installment of principal on any Note on the date when due and payable; or

(b) The failure of the Borrower to pay any installment of interest or any other fees, expenses or other charges payable under any Loan Document within five Business Days of the date when due and payable; or

(c) The use of the proceeds of any Loan in a manner inconsistent with or in violation of Section 2.15; or

(d) The failure of the Borrower to observe or perform any covenant or agreement contained in Section 7.2, 7.3, 7.10, or 8; or

(e) The failure to observe or perform any other term, covenant, or agreement contained in any Loan Document and such failure shall have continued unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower; or

(f) Any representation or warranty of the Borrower or a Subsidiary Guarantor (or of any officer of any thereof on behalf of the Borrower or a Subsidiary Guarantor) made or deemed made in any Loan Document to which it is a party or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made or deemed made or so delivered; or

(g) (i)  Any obligation of the Borrower (other than its obligations under the Notes) or any Subsidiary of the Borrower, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or shall not be paid when due or within any grace period for the payment thereof, or (ii) any holder of the obligations evidencing such Indebtedness shall at any time be entitled to require payment of such Indebtedness prior to the stated maturity thereof by reason of (x) the occurrence of a default under any of the documents evidencing or securing such obligations, (y) the failure of the Borrower or such Subsidiary to perform any of its obligations or agreements under such documents or (z) the occurrence of any other event or condition which would permit the holder of such obligations to require such payment be made, and the sum of all such Indebtedness which is the subject of clauses (i) and (ii) inclusive exceeds $500,000 in the aggregate at any time; or

(h) The Borrower or any Subsidiary of the Borrower shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or (xii) take any formal action for the purpose of effecting any of the foregoing; or

(i) An order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower or any Subsidiary of the Borrower bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower or any Subsidiary of the Borrower or under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Subsidiary of the Borrower or of any substantial part of the Property thereof, or (iv) ordering the winding up or liquidation of the affairs of the Borrower or any Subsidiary of the Borrower, and any such decree or order continues unstayed and in effect for a period of 60 days; or

(j) Judgments or decrees against the Borrower or any Subsidiary of the Borrower aggregating in excess of $500,000 shall not be paid, stayed on appeal, discharged, bonded or dismissed for a period of 30 days; or

(k) An event or condition specified in Section 7.2(d) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrower shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan, the PBGC, or any combination thereof which would constitute, in the reasonable opinion of the Required Lenders, a Material Adverse Effect; or

(l) (i) Any Subsidiary Guarantor shall fail to comply in any material respect with any covenant made by it in the Guaranty or if at any time any representation or warranty made by any Subsidiary Guarantor in the Guaranty or in any other document, statement or writing made to the Administrative Agent or the Lenders shall prove to have been incorrect or misleading in any material respect when made, or (ii) if a default by any Subsidiary Guarantor shall occur under the Guaranty after the expiration of any applicable notice and grace period; or (iii) if any Subsidiary Guarantor shall revoke or attempt to revoke, contest, commence any action or raise any defense against its obligations under the Guaranty; or

(m) There shall occur a Change of Control; or

(n) There shall occur a Material Adverse Change.

Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (a) if such event is an Event of Default specified in clause (h) or (i) above, the Commitments shall immediately and automatically terminate and the Loans, all accrued and unpaid interest thereon, and all other amounts owing under the Loan Documents shall immediately become due and payable, and the Administrative Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided in the Loan Documents, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, and upon the direction of the Required Lenders shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, and upon the direction of the Required Lenders shall, by notice of default to the Borrower, declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and the Administrative Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided pursuant to the Loan Documents.  Except as otherwise provided in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.  The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

In the event that the Commitments shall have been terminated or the Notes shall have been declared due and payable pursuant to the provisions of this Section, any funds received by the Administrative Agent and the Lenders from or on behalf of the Borrower shall be applied by the Administrative Agent and the Lenders in liquidation of the Loans and the obligations of the Borrower under the Loan Documents in the following manner and order: (i) first, to the payment of interest on and then the principal portion of any Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower; (ii) second, to the payment of any fees or expenses due the Administrative Agent from the Borrower; (iii) third, to reimburse the Administrative Agent and the Lenders for any expenses (to the extent not paid pursuant to clause (ii)), due from the Borrower pursuant to the provisions of Section 11.5; (iv) fourth, to the payment of accrued Fees, and all other fees, expenses and amounts due under the Loan Documents (other than principal and interest on the Notes); (v) fifth, to the payment of interest due on the Notes; (vi) sixth, to the payment of principal outstanding on the Notes; and (vii) seventh, to the payment of any other amounts owing to the Administrative Agent, the Lead Arranger and the Lenders under any Loan Document or other document or agreement entered into in connection with the transactions contemplated thereby.

10.	THE AGENT.

10.1. Appointment.

Each Lender hereby irrevocably designates and appoints BNY as the Administrative Agent of such Lender under the Loan Documents and each Lender hereby irrevocably authorizes BNY, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in any Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

10.2. Delegation of Duties.

The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely upon the advice of counsel concerning all matters pertaining to such duties.

10.3. Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure of the Borrower or any other Person to perform its obligations thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of the Borrower.  The Administrative Agent shall not be under any liability or responsibility whatsoever, as Administrative Agent, to the Borrower or any other Person as a consequence of any failure or delay in performance, or any breach, by any Lender of any of its obligations under any of the Loan Documents.

10.4. Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with it under this Section, as the holder of all of the interests of such Lender in its Loans and in its Note until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.  The Administrative Agent shall not be under any duty to examine or pass upon the validity, effectiveness or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.  The Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders or, if required hereby, all Lenders, as it deems appropriate.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request or direction of the Required Lenders or, if required hereby, all Lenders, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

10.5. Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received written notice thereof from a Lender or the Borrower.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders or, if required hereby, all Lenders, provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem to be in the best interests of the Lenders.

10.6. Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own evaluation of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Borrower and made its own decision to enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under any Loan Document, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7. Indemnification.

Each Lender agrees to indemnify and reimburse the Administrative Agent in its capacity as such (to the extent not promptly reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), pro rata according to its Commitment Amount, from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever including, without limitation, any amounts paid to the Lenders (through the Administrative Agent) by the Borrower pursuant to the terms of the Loan Documents, that are subsequently rescinded or avoided, or must otherwise be restored or returned) which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the gross negligence or willful misconduct of the Administrative Agent.  The agreements in this Section shall survive the payment of all amounts payable under the Loan Documents.

10.8. Administrative Agent in Its Individual Capacity.

BNY and its affiliates may make loans to, accept deposits from, issue letters of credit for the account of, and generally engage in any kind of business with, the Borrower as though BNY were not Administrative Agent hereunder.  With respect to the Commitment made or renewed by BNY and the Note issued to BNY, BNY shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall in each case include BNY.

10.9. Successor Administrative Agent.

(a) If at any time the Administrative Agent deems it advisable, in its sole discretion, it may submit to each of the Lenders a written notice of its resignation as Administrative Agent under the Loan Documents, such resignation to be effective upon the earlier of the written acceptance of the duties of the Administrative Agent under the Loan Documents by a successor Administrative Agent and the 30th day after the date of such notice.  Upon any such resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and accepted such appointment in writing within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which successor Administrative Agent shall be a commercial bank organized under the laws of the United States of America or any State thereof and having a combined capital, surplus, and undivided profits of at least $100,000,000.

(b) If (i) the Administrative Agent shall be grossly negligent in the performance of its material duties and obligations under this Agreement or engage in willful misconduct concerning any such material duties and obligations, or (ii) a receiver of the Administrative Agent or its property shall be appointed by any court or governmental agency having jurisdiction over the Administrative Agent, then, in either such case, the Required Lenders may by written notice to the Administrative Agent, remove the Administrative Agent as Administrative Agent hereunder, said removal to be effective as of the date set forth in such notice.  The Lenders agree that prior to exercising any of their rights under this subsection (b), arrangements shall be made in accordance with this subsection (b) for the appointment of a successor agent to act as Administrative Agent under this Agreement from the date of such removal.  Any such successor Administrative Agent shall be appointed as follows: either (i) from among the Lenders, with the consent of the Borrower, which consent shall not be unreasonably withheld, or (ii) if no successor Administrative Agent shall have been appointed from among the Lenders, then the Required Lenders may, on behalf of the Lenders, upon prior consultation with the Borrower, appoint a successor Administrative Agent, which successor Administrative Agent shall be a commercial bank organized under the laws of the United States of America or any State thereof and having a combined capital, surplus, and undivided profits of at least $100,000,000.

(c) If at any time the Administrative Agent (or any of its Affiliates), as a Lender, shall cease to have a Commitment Amount (meaning that such Commitment Amount is zero), and there does not exist at such time any Default, (i) the Borrower, by written notice to the Administrative Agent, or (ii) the Required Lenders, by written notice to the Administrative Agent and the Borrower, may remove the Administrative Agent as Administrative Agent hereunder, said removal to be effective upon the earlier of the written acceptance of the duties of the Administrative Agent under the Loan Documents by a successor Administrative Agent.  The Borrower and the Lenders agree that prior to exercising any of their rights under this subsection (b), arrangements shall be made in accordance with this subsection (c) for the appointment of a successor agent to act as Administrative Agent under this Agreement from the date of such removal.  Any such successor Administrative Agent shall be appointed as follows: either (i) from among the Lenders, with the consent of the Borrower, which consent shall not be unreasonably withheld, or (ii) if no successor Administrative Agent shall have been appointed from among the Lenders, then the Required Lenders may, on behalf of the Lenders, upon prior consultation with the Borrower, appoint a successor Administrative Agent, which successor Administrative Agent shall be a commercial bank organized under the laws of the United States of America or any State thereof and having a combined capital, surplus, and undivided profits of at least $100,000,000.

(d) Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring or removed Administrative Agent’s rights, powers, privileges and duties as Administrative Agent under the Loan Documents shall be terminated.  The Borrower and the Lenders shall execute such documents as shall be necessary to effect such appointment.  After any retiring or removed Administrative Agent’s resignation as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.  If at any time there shall not be a duly appointed and acting Administrative Agent, the Borrower agrees to make each payment due under the Loan Documents directly to the Lenders entitled thereto during such time.

11.	OTHER PROVISIONS.

11.1. Amendments and Waivers.

With the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, enter into written amendments, supplements or modifications of the Loan Documents and, with the consent of the Required Lenders, the Administrative Agent on behalf of the Lenders may execute and deliver to any such parties a written instrument waiving or a consent to a departure from, on such terms and conditions as the Administrative Agent or the Required Lenders may specify in such instrument, any of the requirements of the Loan Documents or any Default and its consequences; provided, however, that no such amendment, supplement, modification, waiver or consent shall, without the consent of all of the Lenders:  (i) change the Commitment of any Lender or the Total Commitment Amount, (ii) extend the Revolving Credit Termination Date, except as contemplated by Section 2.19; (iii) decrease the rate, or extend the time of payment, of interest of, or extend the date of payment of, or change or forgive the principal amount of, any Loan, or change the requirement that payments and prepayments of principal of, and payments of interest on, the Notes be made pro rata to the Lenders on the basis of the outstanding principal amount of the Loans, (iv) release any Subsidiary Guarantor from its obligations under the Guaranty, (v) amend the definition of “Required Lender”, (vi) amend any provision of this Agreement or any Loan Document pertaining to the consent of the Lenders which provision by its terms requires the consent of all Lenders, (vii) amend the definitions of “Applicable Margin” or “Applicable Commitment Fee Percentage,” or (viii) change the provisions of Section 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 2.16, 3.1, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16, 11.1, 11.5 or 11.11; and provided further that no change of Section 2.7 may be effected without the consent of the Issuing Bank; and provided further that no such amendment, supplement, modification, waiver or consent shall amend, modify, waive or consent to a departure from any provision of Section 10 or otherwise change any of the rights or obligations of the Administrative Agent under the Loan Documents without the written consent of the Administrative Agent.  The Administrative Agent shall cause a copy of each written request for such an amendment, supplement or modification delivered by the Borrower to it to be delivered to each Lender.  Any such amendment, supplement, modification, waiver or consent shall apply equally to each of the Lenders and shall be binding upon the parties to the applicable agreement, the Lenders, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the parties to the applicable agreement, the Lenders and the Administrative Agent shall be restored to their former position and rights under the Loan Documents, and any Default waived shall not extend to any subsequent or other Default, or impair any right consequent thereon.

11.2. Notices.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or if sent by certified mail (return receipt requested), when the return receipt is signed on behalf of the party to whom such notice is given, or in the case of telecopier notice, when sent, or if sent by overnight nationwide commercial courier, the Business Day following the date such notice is deposited with said courier, and in any case addressed as follows in the case of the Borrower or the Administrative Agent, and at the Domestic Lending Office in the case of each Lender, or to such other addresses as to which the Administrative Agent may be hereafter notified by the respective parties hereto or any future holders of the Notes:
            The Borrower:

            Urstadt Biddle Properties Inc.
            321 Railroad Avenue
            Greenwich, Connecticut 06830
            Attention:    Willing L. Biddle
                       President & Chief Operating Officer
            Telephone:           (203) 863-8206
            Telecopy:             (203) 861-6755

with a copy to:

            Urstadt Biddle Properties Inc.
            321 Railroad Avenue
            Greenwich, Connecticut 06830
            Attention:                 Thomas Myers
                        Senior Vice President & Co-Counsel
            Telephone:                (203) 863-8206
            Telecopy:                  (203) 861-6755

            The Administrative Agent:

            The Bank of New York
            One Wall Street
            21st Floor
            New York, New York 10286
            Attention:      Kenneth McDonnell
                        Vice President
            Telephone:                (212) 635-1066
            Telecopy:                  (212) 809-9526

            with a copy to:

            The Bank of New York
            One Wall Street
            Agency Function Administration
            18th Floor
            New York, New York 10286
            Attention:                 Sandra Morgan
                       Agency Function Administrator
            Telephone:               (212) 635-4692
            Telecopy:                  (212) 635-6365

            with a copy to:

            Emmet, Marvin & Martin, LLP
            120 Broadway, 32nd Floor
            New York, New York 10271
            Attention:                Julian A. McQuiston, Esq.
            Telephone:              (212) 238-3024
            Telecopy:                 (212) 238-3100

11.3. No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties.

All representations and warranties made under the Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection therewith shall survive the execution and delivery of the Loan Documents.  After the termination of this Agreement in accordance with its terms, without any extension thereof, the payment in full of all obligations of the Borrower under the Loan Documents and the expiration of any obligations of the Borrower hereunder which survive the termination of this Agreement, the Borrower shall have no liability to the Lenders under such representations and warranties, except that the foregoing shall not apply with respect to any claim, action or proceeding made or brought under any such representations or warranties prior to such termination or payment.

11.5. Payment of Expenses and Taxes.

The Borrower agrees, promptly upon presentation of a statement or invoice therefor, and whether any Loan is made (i) to pay or reimburse each Credit Party for all of its out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation, negotiation and execution of the Loan Documents, the syndication of the loan transaction evidenced by this Agreement (whether or not such syndication is completed) and any amendment, supplement or modification hereto (whether or not executed), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including, without limitation, the reasonable fees and disbursements of Special Counsel, (ii) to pay or reimburse each Credit Party for all of its respective costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, incurred in connection with (x) any Default and any enforcement or collection proceedings resulting therefrom (including, without limitation, any costs incurred after the entry of judgment in an attempt to collect money due in the judgment) or in connection with the negotiation of any restructuring or “work-out” (whether consummated or not) of the obligations of the Borrower under any of the Loan Documents and (y) the enforcement of this Section, (iii) to pay, and indemnify and hold harmless each Credit Party from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (iv) to pay, and indemnify and hold harmless each Credit Party and each of their respective officers, directors, employees, affiliates, agents, controlling persons and attorneys (as used in this Section, each an “Indemnified Person”) from and against, any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable counsel fees and disbursements) with respect to any claim, investigation or proceeding from any third party relating to this Agreement or the other Loan Documents, including the enforcement and performance of the Loan Documents and the use of the proceeds of the Loans (all the foregoing, collectively, the “indemnified liabilities”), whether or not any such indemnified person is a party to this Agreement or the other Loan Documents, and to reimburse each indemnified person for all legal and other expenses incurred in connection with investigating or defending any indemnified liabilities, and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower agrees to make the maximum payment permitted or not prohibited under applicable law; provided, however, that the Borrower shall have no obligation hereunder to pay indemnified liabilities to any Credit Party arising from (A) the gross negligence or willful misconduct of such Credit Party or (B) disputes solely between the Credit Parties and which are not related to any act or failure to act on the part of the Borrower or the failure of the Borrower to perform any of its obligations under this Agreement or the other Loan Documents.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents.

11.6. Lending Offices.

Each Lender shall have the right at any time and from time to time to transfer its Loans to a different office, provided that such Lender shall promptly notify the Administrative Agent and the Borrower of any such change of office.  Such office shall thereupon become such Lender’s Domestic Lending Office or Eurodollar Lending Office, as the case may be.

11.7. Successors and Assigns.

(a) The Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Issuing Bank, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign, delegate or transfer any of its rights or obligations under the Loan Documents without the prior written consent of the Administrative Agent and all of the Lenders.

(b) Each Lender shall have the right at any time, upon written notice to the Administrative Agent of its intent to do so, to sell, assign, transfer or negotiate all or any part of such Lender’s rights and/or obligations under the Loan Documents to one or more of its Affiliates, to one or more of the other Lenders (or to Affiliates of such other Lenders) or, with the prior written consent of the Borrower, the Administrative Agent and the Issuing Bank (which consent, from each of them, shall not be unreasonably withheld or delayed and shall not be required from the Borrower upon the occurrence and during the continuance of an Event of Default), to sell, assign, transfer or negotiate all or any part of such Lender’s rights and obligations under the Loan Documents to any other bank, insurance company, pension fund, mutual fund or other financial institution which, in any event, has GAAP assets in an amount equal to no less than $3,000,000,000, provided that (i) any such sale, assignment, transfer or negotiation shall, if less than all of such Lender’s rights and obligations under the Loan Documents, be in a minimum amount of $5,000,000, unless otherwise consented to by the Administrative Agent, and (ii) there shall be paid to the Administrative Agent by the assigning Lender a fee (the “Assignment Fee”) of $3,500 in connection with each such sale, assignment, transfer or negotiation.  For each assignment, the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording an Assignment and Assumption Agreement.  Upon such execution, delivery, acceptance and recording by the Administrative Agent, from and after the effective date specified in such Assignment and Assumption Agreement, the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption Agreement, the assignor Lender thereunder shall be released from its obligations under the Loan Documents.  The Borrower agrees upon written request of the Administrative Agent and at the Borrower’s expense to execute and deliver (1) to such assignee, a Note, dated the effective date of such Assignment and Assumption Agreement, in a principal amount equal to the Loans assigned to, and Commitment assumed by, such assignee and (2) to such assignor Lender, a Note, dated the effective date of such Assignment and Assumption Agreement, in a principal amount equal to the balance of such assignor Lender’s Loans and Commitment, if any, and each assignor Lender shall cancel and return to the Borrower its existing Note. Upon any such sale, assignment or other transfer, the Commitment Amounts set forth in Exhibit C shall be adjusted accordingly by the Administrative Agent and a new Exhibit C shall be distributed by the Administrative Agent to the Borrower and each Lender.

(c) Each Lender may grant participations in all or any part of its Loans, its Note and its Commitment to one or more banks, insurance companies, financial institutions, pension funds or mutual funds, provided that (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to the Loan Documents for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents, (iv) no sub-participations shall be permitted and (v) the voting rights of any holder of any participation shall be limited to decisions that only do any of the following: (A) subject the participant to any additional obligation, (B) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, and (C) postpone any date fixed for the payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder.  The Borrower acknowledges and agrees that any such participant shall for purposes of Sections 2.11, 2.12, 2.13, 2.14, and 2.16 be deemed to be a “Lender”; provided, however, the Borrower shall not, at any time, be obligated to pay any participant in any interest of any Lender hereunder any sum in excess of the sum which the Borrower would have been obligated to pay to such Lender in respect of such interest had such Lender not sold such participation.

(d) If (i) any assignment made pursuant to paragraph (b) above or (ii) any participation granted pursuant to paragraph (c) above, shall be made to any Person that is organized under the laws of any jurisdiction other than the United States of America or any State thereof, such Person shall furnish such certificates, documents or other evidence to the Borrower and the Administrative Agent, in the case of clause (i) and to the Borrower and the Lender which sold such participation in the case of clause (ii), as shall be required by Section 2.11(b) to evidence such Person’s exemption from U.S. withholding taxes with respect to any payments under or pursuant to the Loan Documents because such Person is eligible for the benefits of a tax treaty which provides for a 0% rate of tax on any payments under the Loan Documents or because any such payments to such Person are effectively connected with the conduct by such Person of a trade or business in the United States.

(e) No Lender shall, as between and among the Borrower, the Administrative Agent and such Lender, be relieved of any of its obligations under the Loan Documents as a result of any sale, assignment, transfer or negotiation of, or granting of participations in, all or any part of its Loans, its Commitment or its Note, except that a Lender shall be relieved of its obligations to the extent of any such sale, assignment, transfer, or negotiation of all or any part of its Loans, its Commitment or its Note pursuant to paragraph (b) above.

(f) Notwithstanding anything to the contrary contained in this Section, any Lender may at any time or from time to time assign all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, provided that any such assignment shall not release such assignor from its obligations thereunder.

11.8. Counterparts.

Each Loan Document (other than the Notes) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document.  It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged.  A telecopied counterpart of any Loan Document or to any document evidencing, and of any amendment, modification, consent or waiver to or of any Loan Document, shall be deemed to be an originally executed counterpart.  A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with each of the Borrower and the Administrative Agent.  Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by telecopier or other electronic means to the same extent as if originally signed.

11.9. Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or any part of its Loans or participations in LC Disbursements or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(h) or (i), or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Loans or participations in LC Disbursements, or interest thereon, such Benefited Lender shall purchase for cash from each of the other Lenders such portion of each such other Lender’s Loans and participations in LC Disbursements, and shall provide each of such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders, provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest, unless the Benefited Lender is required to pay interest on such recovery to the person recovering the same, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that the Benefited Lender is required to pay.  The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans or participations in LC Disbursements may exercise all rights of payment (including, without limitation, rights of set-off, to the extent not prohibited by law) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of an Event of Default, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent not prohibited by applicable law, to set off and apply against any indebtedness, whether matured or unmatured, of the Borrower to such Lender, any amount owing from such Lender to the Borrower, at, or at any time after, the happening of any of the above-mentioned events.  To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.10. Lenders’ Representations.

Each Lender represents to the Administrative Agent that, in acquiring its Note, it is acquiring the same for its own account for the purpose of investment and not with a view to selling the same in connection with any distribution thereof, provided that the disposition of each Lender’s own Property shall at all times be and remain within its control.

11.11. Indemnity.

The Borrower agrees to indemnify and hold harmless each Credit Party and its affiliates, directors, officers, employees, affiliates, agents, controlling persons and attorneys (each an “Indemnified Person”) from and against any loss, cost, liability, damage or expense (including the reasonable fees and disbursements of counsel of such Indemnified Person, including all local counsel hired by any such counsel) incurred by such Indemnified Person in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of, any commenced or threatened litigation, administrative proceeding or investigation under any federal securities or tax laws or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon:  (i) any untrue statement of any material fact by the Borrower in any document or schedule executed or filed with any Governmental Authority by or on behalf of the Borrower; (ii) any omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; or (iii) any acts, practices or omissions of the Borrower or its agents relating to the use of the proceeds of any or all borrowings made by the Borrower which are alleged to be in violation of Section 2.15, or in violation of any federal securities or tax laws or of any other statute, regulation or other law of any jurisdiction applicable thereto, whether or not such Indemnified Person is a party thereto.  The indemnity set forth herein shall be in addition to any other obligations, liabilities or other indemnifications of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise, and shall survive any termination of the Loan Documents, the expiration of the Commitments and the payment of all indebtedness of the Borrower under the Loan Documents, provided that the Borrower shall have no obligation under this Section to an Indemnified Person with respect to any of the foregoing to the extent found in a final judgment of a court having jurisdiction to have resulted primarily out of the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person.

11.12. Governing Law.

The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws.

11.13. Headings Descriptive.

Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

11.14. Severability.

Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

11.15. Integration.

All exhibits to a Loan Document shall be deemed to be a part thereof.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders with respect to the subject matter thereof and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders with respect to the subject matter thereof.

11.16. Consent to Jurisdiction.

The Borrower hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents.  The Borrower hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

11.17. Service of Process.

The Borrower hereby agrees that process may be served against it in any suit, action or proceeding referred to in Section 11.16 by sending the same by first class mail, return receipt requested or by overnight courier service, to the address of the Borrower set forth in Section 11.2 or in the applicable Loan Document executed by the Borrower.  The Borrower hereby agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

11.18. No Limitation on Service or Suit.

Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of the Administrative Agent or any Lender to serve process in any manner permitted by law or limit the right of the Administrative Agent or any Lender to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions in which the Borrower may be served.

11.19. WAIVER OF TRIAL BY JURY.

THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN.  FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE ADMINISTRATIVE AGENT, THE LENDERS, OR COUNSEL TO THE ADMINISTRATIVE AGENT OR THE LENDERS, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.  THE BORROWER ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION.

11.20. Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of Confidential Information (as defined below) received by it from time to time, except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and will agree to keep such Confidential Information confidential), (b) to the extent required by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process and promptly after receipt thereof notify the Borrower of the receipt of such subpoena or other legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this section, and upon prior notice to the Borrower, to any assignee or participant of any of the Lenders or any successor Administrative Agent of any of its respective rights or obligations under this Agreement, (g) with the consent of the Borrower, or (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or Subsidiary.  For the purposes of this Section, “Confidential Information” means any of the following received from the Borrower or any Subsidiary:  (A) financial information, projections and reports relating to the Borrower or any Subsidiary or any of their Property, including, without limitation, information delivered pursuant to Section 7.9; (B) information on proposed acquisitions by the Borrower or any Subsidiary; and (C) other information relating to the Borrower’s or any Subsidiary’s business which the Borrower or such Subsidiary has identified in writing as being confidential; provided that in the case of (A), (B) or (C) any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary shall not be Confidential Information.

11.21. Patriot Act.

The Administrative Agent and the Lenders hereby notify the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the Administrative Agent and the Lenders are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow them to identify the Borrower in accordance with the Patriot Act.  The Borrower agrees to provide to the Administrative Agent and the Lenders promptly after any request by the Administrative Agent or any Lender, such information as the Administrative Agent or the Lenders shall require for purposes of complying with the requirements of the Patriot Act, the federal regulations issued pursuant to the Patriot Act and any customer identification program established by the Administrative Agent or a Lender pursuant to the Patriot Act and such regulations.

[Remainder of Page Intentionally Blank.  Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

URSTADT BIDDLE PROPERTIES INC.

By: /s/ Willing L. Biddle Willing L. Biddle President

 [Signature page to February 2008
Urstadt Biddle Credit Agreement continued]

THE BANK OF NEW YORK,
                                as Administrative Agent and a Lender

By: /s/ Kenneth R. McDonnell Name: Kenneth R. McDonnell Title: Vice President

 [Signature page to February 2008
Urstadt Biddle Credit Agreement continued]

WELLS FARGO BANK, N. A.

as Documentation Agent and a Lender

By: /s/ Kimberly A. Dail Name: Kimberly A. Dail Title: Senior Vice President

EXHIBIT A

to Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is made and entered into as of _____ __, 200_, by and between ____________ (the “Assignor”) and ____________ (the “Assignee”).

R E C I T A L S

A.           The Assignor, certain other lenders (together with any prior assignees, the “Lenders”), and THE BANK OF NEW YORK, as administrative agent (the “Administrative Agent”), are parties to that certain Credit Agreement dated as of February 11, 2008 (as amended from time to time, the “Credit Agreement”) with URSTADT BIDDLE PROPERTIES INC., a Maryland corporation (the “Borrower”).  Pursuant to the Credit Agreement, the Lenders agreed to make Loans and issue or participate in Letters of Credit.  The amount of the Assignor’s Commitment (before giving effect to this Assignment) is specified in Item 1 of Schedule 1 hereto.  The outstanding principal amount of the Assignor’s Loans under its Commitment and its pro-rate share of LC Exposure (before giving effect to this Assignment) is specified in Item 2 of Schedule 1 hereto.  All capitalized terms not otherwise defined herein are used herein as defined in the Credit Agreement.

B.           The Assignor wishes to sell and assign to the Assignee, and the Assignee wishes to purchase and assume from the Assignor, (i) the portion of the Assignor’s Commitment specified in Item 3 of Schedule 1 hereto (the “Assigned Commitment”) and (ii) the portion of the Assignor’s Loans specified in Item 5 of Schedule 1 hereto (collectively, the “Assigned Loans”).  Assignee is also hereby acquiring a percentage of the LC Exposure set forth equal to the percentage set forth in Item 4(a) of Schedule 1 hereto (the “Assigned LC Exposure”).

The parties agree as follows:

1.           Assignment.  Subject to the terms and conditions set forth herein and in the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor, on the date set forth above (the “Assignment Date”) (a) all  right, title and interest of the Assignor to the Assigned Loans and (b) all obligations of the Assignor under the Credit Agreement with respect to the Assigned Commitment and as a “Lender” thereunder, including, without limitation, the Assigned LC Exposure.  As full consideration for the sale of the Assigned Loans and the Assigned Commitments, the Assignee shall pay to the Assignor on the Assignment Date the principal amount of the Assigned Loans (the “Purchase Price”).

2.           Representation and Warranties.  Each of the Assignor and the Assignee represents and warrants to the other that (a) it has full power and legal right to execute and deliver this Agreement and to perform the provisions of this Agreement; (b) the execution, delivery and performance of this Agreement have been authorized by all action, corporate or otherwise, and do not violate any provisions of its charter or by-laws or any contractual obligations or requirement of law binding on it; and (c) this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

3.           Condition Precedent.  The obligations of the Assignor and the Assignee hereunder shall be subject to the fulfillment of the condition that the Assignor shall have (a) received payment in full of the Purchase Price, and (b) complied with the other applicable provisions of Section 11.7 of the Credit Agreement.

4.           Notice of Assignment.  The Assignor agrees to give notice of the assignment and assumption of the Assigned Loans and the Assigned Commitment to the Administrative Agent and the Borrower and hereby instructs the Administrative Agent and the Borrower to make all payments with respect to the Assigned Loans and the Assigned Commitment directly to the Assignee at the applicable Lending Offices specified in Item 6 on Schedule 1 hereto, or to the Administrative Agent for the account of the Assignee as a Lender (in either case, as required by the terms of the Credit Agreement); provided, however, that the Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with the Assignor in connection with the interests so assigned until the Administrative Agent and the Borrower, to the extent required by Section 11.7 of the Credit Agreement, shall have received notice of the assignment, the Borrower and the Administrative Agent, to the extent required by Section 11.7 of the Credit Agreement, shall have consented in writing thereto, and the Administrative Agent shall have recorded and accepted this Agreement and received the Assignment Fee required to be paid pursuant to Section 11.7 of the Credit Agreement.  From and after the date (the “Assignment Effective Date”) on which the Administrative Agent shall notify the Borrower and the Assignor that the requirements set forth in the foregoing sentence shall have occurred and all consents (if any) required shall have been given, (i) the Assignee shall be deemed to be a  party to the Credit Agreement and, to the extent that rights and obligations thereunder shall have been assigned to Assignee as provided in such notice of assignment to the Administrative Agent, shall have the rights and obligations of a Lender under the Credit Agreement, and (ii) the Assignee shall be deemed to have appointed the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  The Assignee agrees that the provisions of Section 10 of the Credit Agreement are hereby incorporated into this Agreement by this reference, as if fully set forth herein at length.  After the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payment under the Assigned Loans and the Assigned Commitment for periods prior to the Assignment Effective Date hereof directly between themselves.  The Assignee agrees to deliver to the Borrower and the Administrative Agent such Internal Revenue Service forms as may be required to establish that the Assignee is entitled to receive payments under the Credit Agreement without deduction or withholding of tax.

5.           Independent Investigation.  The Assignee acknowledges that it is purchasing the Assigned Loans and the Assigned Commitment from the Assignor totally without recourse to the Assignor and, except as provided in Section 2 hereof, without representation or warranty by the Assignor.  The Assignee further acknowledges that it has made its own independent investigation and credit evaluation of the Borrower in connection with its purchase of the Assigned Loans and the Assigned Commitment.  Except for the representations or warranties set forth in Section 2 hereof, the Assignee acknowledges that it is not relying on any representation or warranty of the Assignor, expressed or implied, including without limitation, any representation or warranty relating to the legality, validity, genuineness, enforceability, collectibility, interest rate, repayment schedule or accrual status of the Assigned Loans or the Assigned Commitment, the legality, validity, genuineness or enforceability of the Credit Agreement, the related Facility Notes, or any other Loan Document referred to in or delivered pursuant to the Credit Agreement, or the financial condition or creditworthiness of the Borrower or any other Person.  The Assignor has not and will not be acting as either the representative, agent or trustee of the Assignee with respect to matters arising out of or relating to the Credit Agreement or this Agreement.  From and after the Assignment Effective Date, unless this Assignment is less than all of the Assignor’s Commitment, the Assignor shall have no rights or obligations with respect to the Assigned Loans or the Assigned Commitment except under Sections 2.11, 2.13, 2.16, 11.5 and 11.11 of the Credit Agreement for the period prior to the Assignment Effective Date.

6.           Consent of the Borrower and Administrative Agent; Exchange of Facility Notes. Pursuant to the provisions of Section 11.7 of the Credit Agreement, and to the extent required thereby, the Borrower and Administrative Agent, by signing below, consent to this Agreement and to the assignment contemplated herein.  The Borrower further agrees to execute and deliver:

(a)           to the Assignee, a Note, in a principal amount of $____________.

(b)           to the Assignor, a Note, in a principal amount of [insert “0” if entire Commitments/Loans are being assigned] $_____________

At the request of the Borrower, the Lender whose obligations under its Note have been fully paid or who has received a replacement Note pursuant to the foregoing, shall promptly return to the Borrower its Note or superseded Note, as the case may be, marked “paid” or shall deliver other evidence that such Lender has received full payment of such obligations or a replacement Note in respect of such superseded Note.

7.           Method of Payment.  All payments to be made by either party hereunder shall be in funds available at the place of payment on the same day and shall be made by wire transfer to the account designated by the party to receive payment.

8.           Integration.  This Agreement shall supersede any prior agreement or understanding between the parties (other than the Credit Agreement) as to the subject matter hereof.

9.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon both parties, their successors and assigns.

10.           Headings.  Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

11.           Amendments; Waivers.  This Agreement may not be amended, changed, waived or modified except by a writing executed by the parties hereto, and may not be amended,

changed, waived or modified in any manner inconsistent with Section  11.7 of the Credit Agreement without the prior written consent of the Administrative Agent.

12.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[ASSIGNOR]

By: __________________________________

Title: _________________________________

[ASSIGNEE]

By: __________________________________

Title: _________________________________

Consented to:
URSTADT BIDDLE PROPERTIES, INC.

By: ___________________________

Title: ___________________________

THE BANK OF NEW YORK,

as Administrative Agent

By: ___________________________

Title: ___________________________

SCHEDULE 1

TO

ASSIGNMENT AND ASSUMPTION AGREEMENT

ITEM NO.	COMMITMENTS/LOANS/ ADVANCES		AMOUNT/ PERCENTAGE
Item 1	Assignor’s Commitment		$___________
Item 2	Assignor’s Loans consisting of:
	Alternate Base Rate Advances		$___________
	Eurodollar Advances		$___________
	Pro-Rata Share of LC Exposure		$___________
Item 3	Amount of Assigned Commitment		$___________
Item 4	(a)Percentage of Commitments assigned as a percentage of the Aggregate Commitments of all Lenders:		___________%
	(b)Percentage of Commitments retained as a percentage of the Aggregate Commitments of all Lenders:		___________%
Item 5	Amount of Assigned Loans consisting of:
	Alternate Base Rate Advances Eurodollar Advances		$___________ $___________
Item 6.	Applicable Lending Offices of Assignee and Address for Notices pursuant to Section 11.2 of the Credit Agreement
	Applicable Lending Office for Alternate Base Rate	Applicable Lending Office for Eurodollar Loans	Address for Notices
	_____________________ _____________________	_____________________ _____________________	________________ ________________
	Attention: Telephone: Telecopier:	Attention: Telephone: Telecopier:	Attention: Telephone: Telecopier:

EXHIBIT B

FORM OF BORROWING REQUEST

_______ __, _____

The Bank of New York, as Administrative Agent

One Wall Street

New York, New York 10286

Attention:              ________________,

________________

Re:
Credit Agreement, dated as of February 11, 2008, by and among URSTADT BIDDLE PROPERTIES INC. (the “Borrower”), the signatory Lenders thereto, and THE BANK OF NEW YORK, as Administrative Agent (as amended from time to time, the “Agreement”)

Capitalized terms used herein that are defined in the Agreement shall have the meanings therein defined.

1.           Pursuant to Section 2.3 of the Agreement, the Borrower hereby gives notice of its intention to borrow Loans in an aggregate principal amount of $_______ on ______ __, ____, which borrowing(s) shall consist of the following Advances:

Type of Advance (Eurodollar or ABR)	Amount	Initial Interest Period for Eurodollar Advances
(a) _______________	$____________	__________________
(b) _______________	$____________	__________________
2.           The Borrower hereby certifies that on the date hereof and on the Borrowing Date set forth above, and after giving effect to the Loans requested hereby:

(a)           The Borrower is and shall be in compliance with all of the terms, covenants and conditions of the Loan Documents.

(b)           There exists and there shall exist no Default.

(c)           The proceeds of such Loans will be used in accordance with Section 2.15 of the Agreement.

(d)           Each of the representations and warranties contained in the Loan Documents is and shall be true and correct.

(e)           After giving effect to the Loans requested to be made hereby the Facility Exposure does not exceed the Total Commitment Amount.

                                                                                                                                                 A-1

The Borrower has caused this certificate to be executed by its duly authorized officer as of the date and year first written above.

URSTADT BIDDLE PROPERTIES, INC.

By: _________________________________

Title: _______________________________

A-2

EXHIBIT C

to

Credit Agreement

(Urstadt Biddle Properties Inc.)

February 11, 2008

Commitment Amounts

Lender	Commitment Amount	Commitment Percentage
The Bank of New York	$25,000,000	50.00000000%
Wells Fargo Bank, N.A.	$25,000,000	50.00000000%

C-1

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Date: ______________

I, ______________, do hereby certify that I am the Chief Financial Officer of Urstadt Biddle Properties Inc., a ________ corporation (the “Borrower”), and that, as such, I am duly authorized to execute and deliver this Compliance Certificate on the Borrower’s behalf pursuant to Section 7.1(e) of the Credit Agreement, dated as of February 11, 2008, by and among the Borrower, The Bank of New York, as Administrative Agent, and the Lenders signatory thereto (as the same may be amended, supplemented or otherwise modified from time to time, the “Agreement”).  Capitalized terms used herein which are not herein defined shall have the meanings ascribed thereto by the Agreement.

I hereby certify, as of the fiscal quarter of the Borrower ending _____________________, that:

1.           Total Debt Leverage Ratio.  Consolidated Total Indebtedness as of such fiscal quarter end of the Borrower is $_______________ and Gross Asset Value is $_______________.  Accordingly, as at such quarter end of the Borrower, Consolidated Total Indebtedness at such time is [more than] [less than] 50% of Gross Asset Value at such time.  [Consolidated Total Indebtedness at each fiscal quarter end of the Borrower must not be more than 50% of Gross Asset Value.]

2.           Unencumbered Asset Pool Value. Unsecured Indebtedness as of such fiscal quarter end of the Borrower is $_______________ and the Eligible Real Estate Asset Value of all Unencumbered Assets in the Unencumbered Asset Pool at such time is $_________________.  Accordingly, as at such fiscal quarter end of the Borrower, Unsecured Indebtedness is [more than] [less than] 50% of the Eligible Real Estate Asset Value of all Unencumbered Assets in the Unencumbered Asset Pool at such time.  [Unsecured Indebtedness at each fiscal quarter end of the Borrower must not be more than 50% of Eligible Real Estate Asset Value of all Unencumbered Assets in the Unencumbered Asset Pool.]

3.           Secured Debt Leverage Ratio.  Secured Debt as of such fiscal quarter end of the Borrower is $_______________ and Gross Asset Value at such time is $_____________.  Accordingly, as at such fiscal quarter end of the Borrower, Secured Debt is [more than] [less than] 35% of Gross Asset Value.  [Secured Debt at each fiscal quarter end of the Borrower must not be more than 35% of Gross Asset Value.]

4.           Fixed Charge Coverage Ratio. Consolidated EBITDA for the four fiscal quarters of the Borrower having then ended is $____________ and Consolidated Fixed Charges for the four fiscal quarters of the Borrower having then ended are $_____________.  Accordingly, the Fixed Charge Coverage Ratio is __.___:1.00.  [The Fixed Charge Coverage Ratio must not be less than 2.0:1.0.]

5.           Unsecured Debt Service Coverage Ratio. Total Net Operating Income as of such fiscal quarter end of the Borrower attributable to all Unencumbered Assets is $_______________ and the portion of the Consolidated Interest Expense for such fiscal quarter in respect of Unsecured Indebtedness is

$______________.  Accordingly, as at any fiscal quarter end of the Borrower, the ratio of (i) total Net Operating Income for the fiscal quarter of the Borrower then ending attributable to all Unencumbered Assets to (ii) the portion of the Consolidated Interest Expense for such fiscal quarter in respect of Unsecured Indebtedness is _________:1.0.  [Such ratio must not be less than 2.0:1.0.]

6.           Unconsolidated Joint Ventures.  Gross Asset Value attributable to the Borrower’s pro-rata share of the Eligible Real Estate Value of Eligible Real Estate Assets owned by Subsidiaries that are not wholly owned by the Borrower and Unconsolidated Joint Ventures as of such fiscal quarter end of the Borrower is $____________ and total Gross Asset Value is $_____________.  Accordingly, Gross Asset Value attributable to the Borrower’s pro-rata share of the Eligible Real Estate Value of Eligible Real Estate Assets owned by Subsidiaries that are not wholly owned by the Borrower and Unconsolidated Joint Ventures as of such fiscal quarter end of the Borrower is [more than] [less than] 15% of total Gross Asset Value.  [Gross Asset Value attributable to the Borrower’s pro-rata share of the Eligible Real Estate Value of Eligible Real Estate Assets owned by Subsidiaries that are not wholly owned by the Borrower and Unconsolidated Joint Ventures as of such fiscal quarter end of the Borrower must not be more than 15% of total Gross Asset Value.]

7.           Unsecured Indebtedness.  Unsecured Indebtedness (including the Facility Exposure) as of such fiscal quarter end of the Borrower is $_____________ [Unsecured Indebtedness of the Borrower must not exceed $100,000,000 at any time.]

8.           There exists no Default.

9.           The representations and warranties contained in each of the Loan Documents to which the Borrower is a party are true and correct in all material respects.

IN WITNESS WHEREOF, I have executed this Compliance Certificate on this ___ day of ______________, ____.

____________________________

Chief Financial Officer

D-2

EXHIBIT E

FORM OF SUBSIDIARY GUARANTY

GUARANTY (as the same may be amended, supplemented or otherwise modified from time to time, this “Guaranty”), dated as of February __, 2008, by and among each of the Subsidiaries listed on Schedule I hereto (collectively, the “Subsidiary Guarantors”) and THE BANK OF NEW YORK, as administrative agent  (in such capacity, the “Administrative Agent”) on behalf of the Lenders under and as defined in the Credit Agreement (hereinafter defined).

R E C I T A L S

I.           Reference is made to the Credit Agreement, dated as of the date hereof, by and among Urstadt Biddle Properties, Inc., a Maryland corporation, the Lenders party thereto and Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

II.           The Administrative Agent and the Lenders have made it a condition precedent to the effectiveness of the Credit Agreement that each Subsidiary Guarantor execute and deliver this Guaranty.

III.           Each Subsidiary Guarantor expects to derive substantial benefit from the Credit Agreement and the transactions contemplated thereby and, in furtherance thereof, has agreed to execute and deliver this Guaranty.

Therefore, in consideration of the Recitals, the terms and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Subsidiary Guarantors, the Borrower and the Administrative Agent hereby agree as follows:

1.           Defined Terms

(a)           Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

(b)           When used in this Guaranty, the following capitalized terms shall have the respective meanings ascribed thereto as follows:

“Borrower Obligations” means all present and future obligations and liabilities, whether deemed principal, interest, additional interest, fees, expenses or otherwise of the Borrower to the Administrative Agent and the Lenders, including, without limitation, all obligations under (i) the Credit Agreement, (ii) the Notes and (iii) all other Loan Documents.

“Guarantor Obligations” means, with respect to each Subsidiary Guarantor, all of the obligations and liabilities of such Subsidiary Guarantor hereunder, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired.

                                                                                                                             E-1

2.           Guarantee

(a)           Subject to Section 2(b), each Subsidiary Guarantor hereby absolutely, irrevocably and unconditionally guarantees the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Borrower Obligations.  The agreements of each Subsidiary Guarantor in this Guaranty constitute a guarantee of payment, and no Credit Party shall have any obligation to enforce any Loan Document or exercise any right or remedy with respect to any collateral security thereunder by any action, including making or perfecting any claim against any Person or any collateral security for any of the Borrower Obligations prior to being entitled to the benefits of this Guaranty.  The Administrative Agent may, at its option, proceed against the Subsidiary Guarantors, or any one or more of them, in the first instance, to enforce the Guarantor Obligations without first proceeding against the Borrower or any other Person, and without first resorting to any other rights or remedies, as the Administrative Agent may deem advisable.  In furtherance hereof, if any Credit Party is prevented by law from collecting or otherwise hindered from collecting or otherwise enforcing any Borrower Obligation in accordance with its terms, such Credit Party shall be entitled to receive hereunder from the Subsidiary Guarantors after demand therefor, the sums which would have been otherwise due had such collection or enforcement not been prevented or hindered.

(b)           Notwithstanding anything to the contrary contained herein, the maximum aggregate amount of the obligations of each Subsidiary Guarantor hereunder shall not, as of any date of determination, exceed the lesser of  the greatest amount that is valid and enforceable against such Subsidiary Guarantor under principles of New York State contract law and  the greatest amount that would not render such Subsidiary Guarantor’s liability hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liability (A) in respect of intercompany indebtedness to the Borrower or any Affiliate or Subsidiary of the Borrower, to the extent that such intercompany indebtedness would be discharged to the extent payment is made by such Subsidiary Guarantor hereunder, and (B) under any guarantee of (1) senior unsecured indebtedness or (2) indebtedness subordinated in right of payment to any Borrower Obligation, in either case which contains a limitation as to maximum liability similar to that set forth in this Section 2(b) and pursuant to which the liability of such Subsidiary Guarantor hereunder is included in the liabilities taken into account in determining such maximum liability) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Subsidiary Guarantor pursuant to applicable law or any agreement providing for an equitable allocation among such Subsidiary Guarantor and other Affiliates or Subsidiaries of the Borrower of obligations arising under guarantees by such parties.

(c)           Each Subsidiary Guarantor agrees that the Guarantor Obligations may at any time and from time to time exceed the maximum aggregate amount of the obligations of such Subsidiary Guarantor hereunder without impairing this Guaranty or affecting the rights and remedies of any Credit Party hereunder.

                                                E-2

3.           Absolute Obligation

No Subsidiary Guarantor shall be released from liability hereunder unless and until the Commitments of the Lenders have terminated and either (i) the Borrower shall have paid in full the outstanding principal balance of the Loans, together with all accrued and unpaid interest thereon, and all other amounts then due and owing under the Loan Documents, or (ii) the Guarantor Obligations of such Subsidiary Guarantor shall have been paid in full in cash.  Each Subsidiary Guarantor acknowledges and agrees that (a) no Credit Party has made any representation or warranty to such Subsidiary Guarantor with respect to the Borrower, any of its Subsidiaries, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or any other matter whatsoever, and (b) such Subsidiary Guarantor shall be liable hereunder, and such liability shall not be affected or impaired, irrespective of (A) the validity or enforceability of any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or the collectability of any of the Borrower Obligations, (B) the preference or priority ranking with respect to any of the Borrower Obligations, (C) the existence, validity, enforceability or perfection of any security interest or collateral security under any Loan Document, or the release, exchange, substitution, failure to perfect or loss or impairment of any such security interest or collateral security, (D) any failure, delay, neglect or omission by any Credit Party to realize upon or protect any direct or indirect collateral security, indebtedness, liability or obligation, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or any of the Borrower Obligations, (E) the existence or exercise of any right of set-off by any Credit Party, (F) the existence, validity or enforceability of any other guarantee with respect to any of the Borrower Obligations, the liability of any other Person in respect of any of the Borrower Obligations, or the release of any such Person or any other guarantor (including any other Subsidiary Guarantor) of any of the Borrower Obligations, (G) any act or omission of any Credit Party in connection with the administration of any Loan Document or any of the Borrower Obligations, (H) the bankruptcy, insolvency, reorganization or receivership of, or any other proceeding for the relief of debtors commenced by or against, any Person, (I) the disaffirmance or rejection, or the purported disaffirmance or purported rejection, of any of the Borrower Obligations, any of the Guarantor Obligations of any other Subsidiary Guarantor, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, in any bankruptcy, insolvency, reorganization or receivership, or any other proceeding for the relief of debtor, relating to any Person or otherwise, (J) any law, regulation or decree now or hereafter in effect which might in any manner affect any of the terms or provisions of any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith or any of the Borrower Obligations, or which might cause or permit to be invoked any alteration in the time, amount, manner or payment or performance of any of the Borrower’s obligations and liabilities (including the Borrower Obligations), (K) the merger or consolidation of the Borrower or any other Subsidiary Guarantor into or with any Person, (L) the sale by the Borrower or any other Subsidiary Guarantor of all or any part of its assets, (M) the fact that at any time and from time to time none of the Borrower Obligations may be outstanding or owing to any Credit Party, (N) any amendment or modification of, or supplement to, any Loan Document, or (O) any other reason or circumstance which might otherwise constitute a defense available to or a discharge of the Borrower in respect of its obligations or liabilities (including the Borrower Obligations) or of such or any other Subsidiary Guarantor in respect of any of the Guarantor Obligations (other than by the performance in full thereof).

4.           Representations and Warranties

Each of the Subsidiary Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement are true and correct.

5.           Notices

Except as otherwise specifically provided herein, all notices, requests, consents, demands, waivers and other communications hereunder shall be in writing (including facsimile) and shall be given in the manner set forth in Section 11.2 of the Credit Agreement (i) in the case of the Administrative Agent, to the address set forth in Section 11.2 of the Credit Agreement, (ii) in the case of a Subsidiary Guarantor, to the address set forth in Schedule I hereto, or (iii) in the case of each party hereto, to such other addresses as to which the Administrative Agent may be hereafter notified by the respective parties hereto.

6.           Expenses

Each Subsidiary Guarantor agrees that it shall, promptly after demand, pay to the Administrative Agent any and all reasonable out-of-pocket sums, costs and expenses, which any Credit Party may pay or incur defending, protecting or enforcing this Guaranty (whether suit is instituted or not), including, without limitation, reasonable attorneys’ fees and disbursements.  All sums, costs and expenses which are due and payable pursuant to this Section shall bear interest, payable on demand, at the highest rate then payable on the Borrower Obligations.

7.           Repayment in Bankruptcy, etc.

If, at any time or times subsequent to the payment of all or any part of the Borrower Obligations or the Guarantor Obligations, any Credit Party shall be required to repay any amounts previously paid by or on behalf of the Borrower or any Subsidiary Guarantor in reduction thereof by virtue of an order of any court having jurisdiction in the premises, including as a result of an adjudication that such amounts constituted preferential payments or fraudulent conveyances, the Subsidiary Guarantors unconditionally agree to pay to the Administrative Agent, within 10 days after demand, a sum in cash equal to the amount of such repayment, together with interest on such amount from the date of such repayment by such Credit Party to the date of payment to the Administrative Agent at the applicable after-maturity rate set forth in the Credit Agreement.

8.           Waiver of Subrogation

Until such time as the Administrative Agent and the Lenders shall have received payment in full in cash in satisfaction of all of the Borrower Obligations, each Subsidiary Guarantor waives any right to be subrogated to the rights of the Administrative Agent or any Lender with respect to the Borrower Obligations, and each Subsidiary Guarantor waives any right to and agrees that it will not institute or take any action against the Borrower seeking contribution, reimbursement or indemnification by the Borrower with respect to any payments made by such Subsidiary Guarantor hereunder.

                                                E-4

9.           Waiver of Defenses

Each Subsidiary Guarantor hereby waives any right to claim or interpose any defense, counterclaim or offset of any nature and description which it may have or which may exist between and among the Administrative Agent, any Lender, the Borrower, such Subsidiary Guarantor and/or any other Subsidiary Guarantor or to seek injunctive relief.

10.           Miscellaneous

(a)           Except as otherwise expressly provided in this Guaranty, each Subsidiary Guarantor hereby waives presentment, demand for payment, notice of default, nonperformance and dishonor, protest and notice of protest of or in respect of this Guaranty, the other Loan Documents and the Borrower Obligations, notice of acceptance of this Guaranty and reliance hereupon by any Credit Party, and the incurrence of any of the Borrower Obligations, notice of any sale of collateral security or any default of any sort.

(b)           No Subsidiary Guarantor is relying upon any Credit Party to provide to such Subsidiary Guarantor any information concerning the Borrower or any of its Subsidiaries, and each Subsidiary Guarantor has made arrangements satisfactory to such Subsidiary Guarantor to obtain from the Borrower on a continuing basis such information concerning the Borrower and its Subsidiaries as such Subsidiary Guarantor may desire.

(c)           Each Subsidiary Guarantor agrees that any statement of account with respect to the Borrower Obligations from any Credit Party to the Borrower which binds the Borrower shall also be binding upon such Subsidiary Guarantor, and that copies of said statements of account maintained in the regular course of such Credit Party’s business may be used in evidence against such Subsidiary Guarantor in order to establish its Guarantor Obligations.

(d)           Each Subsidiary Guarantor acknowledges that it has received a copy of the Loan Documents and has approved of the same.  In addition, each Subsidiary Guarantor acknowledges having read each Loan Document and having had the advice of counsel in connection with all matters concerning its execution and delivery of this Guaranty.

(e)           This Guaranty shall be binding upon each Subsidiary Guarantor and its successors and inure to the benefit of, and be enforceable by the Administrative Agent, Lenders and their respective successors, transferees and assigns. No Subsidiary Guarantor may assign any right, or delegate any duty, it may have under this Guaranty without, in each case, the prior written consent of the Administrative Agent and all of the Lenders.

(f)           Subject to the limitations set forth in Section 2(b), the Guarantor Obligations shall be joint and several.

(g)           This Guaranty is the “Guaranty” referred to in the Credit Agreement, and is subject to, and should be construed in accordance with, the provisions thereof.  Each of the parties hereto acknowledges and agrees that the following provisions of the Credit Agreement are made applicable to this Guaranty and all such provisions are incorporated by reference herein as if fully set forth herein, including Sections 1 (Definitions), 2.11 (Taxes; Net Payments), 11.1 (Amendments and Waivers), 11.3 (No Waiver; Cumulative Remedies), 11.5 (Payment of Expenses and Taxes), 11.7 (Successors and Assigns), 11.8 (Counterparts), 11.11

                                                E-5

(Indemnity), 11.12 (Governing Law), 11.13, (Headings Description), 11.14 (Severability), 11.15 Integration), 11.16 (Consent to Jurisdiction), 11.17 (Service of Process), 11.18 (No Limitation on Service or Suit), 11.19 (WAIVER OF TRIAL BY JURY) and 11.20 (Patriot Act) thereof.

(h)           Each Subsidiary Guarantor agrees that (i) the execution and delivery of a Guaranty by any Required Additional Guarantor after the date hereof shall not affect the obligations of the Subsidiary Guarantors (or any of them) hereunder, and (ii) the Subsidiary Guarantors and each such Required Additional Guarantor shall, subject to Section 2(b), be jointly and severally liable for all of the Borrower Obligations.

IN EVIDENCE of the agreement by the parties hereto to the terms and conditions herein contained, each such party has caused this Subsidiary Guarantee to be duly executed on its behalf.

____________________________________

By: _________________________________

Name: _______________________________

Title: ________________________________

____________________________________

By: _________________________________

Name: _______________________________

Title: ________________________________

____________________________________

By: _________________________________

Name: _______________________________

Title: ________________________________

THE BANK OF NEW YORK,

as Administrative Agent

By: ______________________________

Name: ____________________________

Title: _____________________________

Schedule I

to Subsidiary Guaranty

SUBSIDIARY GUARANTORS

under Guaranty dated as of February __, 2008

Name	Jurisdiction of Incorporation or Formation	Address for Notices

EXHIBIT F

FORM OF NOTE

$25,000,000.00	February 11, 2008 New York, New York

FOR VALUE RECEIVED, on the Maturity Date, URSTADT BIDDLE PROPERTIES INC., a Maryland corporation (the “Borrower”), hereby promises to pay to the order of ________________________ (the “Lender”), at the office of The Bank of New York, as Administrative Agent (the “Administrative Agent”), located at One Wall Street, New York, New York or at such other place as the Administrative Agent may specify from time to time, in lawful money of the United States of America, the principal sum of Twenty-Five Million and NO/1OO DOLLARS ($25,000,000.00), or such lesser unpaid principal balance as shall be outstanding hereunder, together with interest from the date hereof, on the unpaid principal balance hereof, payable at the rate or rates and at the time or times provided for in the Credit Agreement, dated as of February 11, 2008, among the Borrower, the Administrative Agent, and the Lenders signatory thereto (as the same may be amended, modified or supplemented from time to time, the “Agreement”).  Capitalized terms used herein that are defined in the Agreement shall have the meanings therein defined.  In no event shall interest payable hereon exceed the Highest Lawful Rate.

This Note is one of the Notes referred to in the Agreement and is entitled to the benefits of, and is subject to the terms set forth in, the Agreement.  The principal of this Note is payable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement.  Except as otherwise provided in the Agreement, if any payment on this Note becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next Business Day and interest shall be payable at the applicable rate or rates specified in the Agreement during such extension period.

The Lender is hereby authorized to record on the schedule annexed hereto, and any continuation sheets which the Lender may attach hereto, (a) the date of each Loan made by the Lender to the Borrower, (b) the type of such Advance (and amount thereof), and (c) the interest rate and Interest Period applicable to each Eurodollar Advance.  The entries made in such schedule shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure to so record or any error therein shall not in any manner affect the obligations of the Borrower under the Loan Documents.

Presentment for payment, demand, protest, notice of protest and notice of dishonor and all other demands and notices in connection with the delivery, performance and enforcement of this Note are hereby waived, except as specifically otherwise provided in the Agreement.

This Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of New York, without regard to principles of conflicts of law.

                                                        F-1

This Note may only be amended by an instrument in writing executed pursuant to the provisions of Section 11.1 of the Agreement.

URSTADT BIDDLE PROPERTIES INC.

By: ______________________________ Name: Title:

F-2

SCHEDULE TO NOTE

Date	Type of Advance (ABR or Eurodollar)	Amount of Advance	Amount of principal paid or prepaid	Interest Rate on Eurodollar Advances (without regard to Applicable Margin)	Interest Period (if Eurodollar)	Notation Made By

F-3

EXHIBIT G

FORM OF NOTICE OF CONVERSION

[Date]

The Bank of New York, as Administrative Agent
One Wall Street
New York, New York 10286
Agency Function Administration
18th Floor
New York, New York 10286
Attention:  ____________

The Bank of New York, as Administrative Agent
One Wall Street, 21st Floor
New York, New York 10286
Attention: ____________

Reference is made to the Credit Agreement, dated as of February 11, 2008, among URSTADT BIDDLE PROPERTIES INC. (the “Borrower”), the Lenders party thereto and THE BANK OF NEW YORK, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Agreement”).  Capitalized terms used herein that are defined in the Agreement shall have the meanings therein defined.

1.           Pursuant to Section 2.8 of the Agreement, the Borrower hereby gives notice of its request to convert Advances comprising Loans as set forth below:

(a)           on ____ __, _____, to convert $_______ in principal amount of presently outstanding Eurodollar Advances having an Interest Period that expires on ____ __, ______ to ABR Advances.

(b)           on ____ __, _____, to convert $_______ in principal amount of presently outstanding Eurodollar Advances having an Interest Period that expires on ____ __, ______to new Eurodollar Advances that have an Interest Period of ___ month(s);

(c)           on ____ __, _____, to convert $_______ in principal amount of presently outstanding ABR Advances to Eurodollar Advances that have an Interest Period of ___ month(s).

2.           The Borrower hereby certifies that on the date hereof and on the requested Conversion Dates set forth above, there exists and there shall exist no Default.

G-1

IN WITNESS WHEREOF, the Borrower has caused this Notice of Conversion to be executed by its Authorized Signatory as of the date and year first written above.

URSTADT BIDDLE PROPERTIES INC.

By: __________________________________

Name: ________________________________

Title: _________________________________

G-2

EXHIBIT H-1

SECRETARY’S CERTIFICATE

OF

URSTADT BIDDLE PROPERTIES INC.

The undersigned, the [Assistant] Secretary of Urstadt Biddle Properties Inc., a Maryland corporation (the “Borrower”), hereby certifies pursuant to Section 5.1(a) of the Credit Agreement (the “Agreement”), dated as of February 11, 2008, among the Borrower, the Lenders thereunder and The Bank of New York, acting in its capacity as Administrative Agent for the Lenders, that I am [a or the] duly appointed [Assistant] Secretary of the Borrower, and further certify as follows:

1.           Annexed hereto as Annexes A and B, respectively, are true, complete and correct copies of the [certificate or articles] of incorporation and the by-laws of the Borrower, including, without limitation, all amendments thereof to the date hereof, which documents are in full force and effect on the date hereof.

2.           Annexed hereto as Annex C is a true, complete and correct copy of the resolutions of the Board of Directors of the Borrower, adopted at a meeting duly called at which a quorum was present and voting throughout, relating to the Agreement and the transactions contemplated thereby, all of which resolutions are in full force and effect on the date hereof.

3.           The following persons are duly elected or appointed, as the case may be, and qualified officers of the Borrower holding the offices indicated opposite their respective names, and the signatures appearing opposite their respective names and offices are the genuine signatures of such persons:

Name	Title	Signature

_______________________	_______________________	_______________________
_______________________	_______________________	_______________________

H1-1

IN WITNESS WHEREOF, I have hereunto set my hand and the corporate seal of the Borrower this 11th day of February, 2008.

[SEAL]	___________________________

[ASSISTANT] SECRETARY

I, _______________________, hereby certify that I am the duly elected or appointed, as the case may be, and qualified ______________ of the Borrower, and further certify that _____________________ is [the or a] duly elected or appointed, as the case may be, and qualified [Assistant] Secretary of the Borrower on and as of the date hereof.

_______________________________

[TITLE]

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ANNEX A

TO

[ASSISTANT] SECRETARY’S CERTIFICATE

[CERTIFICATE OR ARTICLES OF INCORPORATION]

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ANNEX B

TO

[ASSISTANT] SECRETARY’S CERTIFICATE

[BY-LAWS]

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ANNEX C

TO

[ASSISTANT] SECRETARY’S CERTIFICATE

RESOLVED, that the form, terms and provisions of the proposed Credit Agreement, substantially in the form of the draft thereof dated as of February ____, 2008 (the “Agreement”) to be entered into by and among Urstadt Biddle Properties, Inc., a _________________ corporation (the “Corporation”), the Lenders thereunder and The Bank of New York, as Administrative Agent, 2008 and submitted to the Board of Directors of the Borrower, be and hereby is approved in all respects; and further

RESOLVED, that any one of the President or any Senior Vice President of Finance of the Corporation (each a “Designated Officer”), acting alone, be and each of them hereby is authorized, empowered and directed to execute and deliver (at such time as the Designated Officer executing the same shall by such execution deem advisable) in the name and on behalf of the Corporation, the Agreement, the Notes (as defined in the Agreement) and the other Loan Documents (as defined in the Agreement) to which the Corporation is a party with such changes thereto as the Designated Officer executing the same shall approve, such Designated Officer’s approval of the form, terms and conditions of the Agreement and such Loan Documents to be conclusively evidenced by his or her execution thereof; and further

RESOLVED, that the Designated Officers be and each of them hereby is authorized, empowered and directed to do and perform, or cause to be done and performed, all such acts, deeds and things to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments and certificates in the name and on behalf of the Corporation or otherwise as such Officer may deem necessary or desirable to effectuate and carry out fully the purpose and intent of the foregoing resolution; and further

RESOLVED, that any acts of any Designated Officer, which acts would have been authorized by the foregoing resolutions except that such acts were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved and adopted as acts in the name and on behalf of the Corporation.

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EXHIBIT H-2

SECRETARY’S CERTIFICATE

OF

[SUBSIDIARY GUARANTOR]

The undersigned, the [Assistant] Secretary of [Subsidiary Guarantor], a ____________ corporation (the “Guarantor”), hereby certifies pursuant to Section 5.1(b) of the Credit Agreement (the “Agreement”), dated as of February 11, 2008, among the Urstadt Biddle Properties, Inc., the Lenders thereunder and The Bank of New York, acting in its capacity as Administrative Agent for the Lenders, that I am [a or the] duly appointed [Assistant] Secretary of the Guarantor, and further certify as follows:

1.           Annexed hereto as Annexes A and B, respectively, are true, complete and correct copies of the [certificate or articles] of incorporation and the by-laws of the Guarantor, including, without limitation, all amendments thereof to the date hereof, which documents are in full force and effect on the date hereof.

2.           Annexed hereto as Annex C is a true, complete and correct copy of the resolutions of the Board of Directors of the Guarantor, adopted at a meeting duly called at which a quorum was present and voting throughout, relating to the Agreement and the transactions contemplated thereby, all of which resolutions are in full force and effect on the date hereof.

3.           The following persons are duly elected or appointed, as the case may be, and qualified officers of the Guarantor holding the offices indicated opposite their respective names, and the signatures appearing opposite their respective names and offices are the genuine signatures of such persons:

Name	Title	Signature

_______________________	_______________________	_______________________
_______________________	_______________________	_______________________

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IN WITNESS WHEREOF, I have hereunto set my hand and the corporate seal of the Guarantor this 11th day of February, 2008.

[SEAL]	______________________________

[ASSISTANT] SECRETARY

I, _______________________, hereby certify that I am the duly elected or appointed, as the case may be, and qualified ______________ of the Guarantor, and further certify that _____________________ is [the or a] duly elected or appointed, as the case may be, and qualified [Assistant] Secretary of the Guarantor on and as of the date hereof.

_______________________________

[TITLE]

H2-2

ANNEX A

TO

[ASSISTANT] SECRETARY’S CERTIFICATE

[CERTIFICATE OR ARTICLES OF INCORPORATION]

H2-3

ANNEX B

TO

[ASSISTANT] SECRETARY’S CERTIFICATE

[BY-LAWS]

H2-4

ANNEX C

TO

[ASSISTANT] SECRETARY’S CERTIFICATE

RESOLVED, that ________________ (the “Guarantor”) has approved in all respects the terms of that certain proposed Credit Agreement, substantially in the form of the draft thereof dated as of February ____, 2008, to be entered into by and among Urstadt Biddle Properties, Inc., a _________________ corporation, the Lenders thereunder and The Bank of New York, as Administrative Agent (the “Agreement”); and further

RESOLVED, that the form, terms and provisions of the proposed Subsidiary Guaranty, substantially in the form of Exhibit E to said draft of the Credit Agreement (the “Guaranty”), be and hereby is approved in all respects; and further

RESOLVED, that any one of the President, Senior Vice President of Finance, or Vice President of the of the Guarantor (each a “Designated Officer”), acting alone, be and each of them hereby is authorized, empowered and directed to execute and deliver (at such time as the Designated Officer executing the same shall by such execution deem advisable) in the name and on behalf of the Guarantor, the Guaranty and the other Loan Documents (as defined in the Agreement) to which the Guarantor is a party with such changes thereto as the Designated Officer executing the same shall approve, such Designated Officer’s approval of the form, terms and conditions of the Guaranty and such Loan Documents to be conclusively evidenced by his or her execution thereof; and further

RESOLVED, that the Designated Officers be and each of them hereby is authorized, empowered and directed to do and perform, or cause to be done and performed, all such acts, deeds and things to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments and certificates in the name and on behalf of the Guarantor or otherwise as such Officer may deem necessary or desirable to effectuate and carry out fully the purpose and intent of the foregoing resolution; and further

RESOLVED, that any acts of any Designated Officer, which acts would have been authorized by the foregoing resolutions except that such acts were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved and adopted as acts in the name and on behalf of the Guarantor.

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EXHIBIT I

FORM OF OPINION OF COUNSEL TO THE BORROWER

1.           The Borrower is a Maryland corporation duly organized and validly existing and in good standing under the laws of Maryland, has all requisite corporate power and authority to own or lease its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned or leased therein make such qualification necessary except to the extent that the failure to be so qualified or to be in good standing would not have a Material Adverse Effect.

2.           Each Subsidiary Guarantor is a corporation, partnership, limited liability company, real estate investment trust or business trust, is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate, partnership, limited liability company, real estate investment trust or business trust power and authority to own or lease its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each other jurisdiction in which the nature of the business conducted therein or the Property owned or leased therein make such qualification necessary except to the extent that the failure to be so qualified or to be in good standing would not have a Material Adverse Effect.

3.           The Borrower and each Subsidiary Guarantor has full legal power and authority to enter into, execute, deliver and perform the terms of the Bank Documents to which it is a party, to obtain (in the case of the Borrower) extensions of credit hereunder and to incur the obligations contemplated thereby, all of which have been duly authorized by all proper and necessary corporate or other required action.  The Borrower and each Subsidiary Guarantor has duly executed and delivered the Bank Documents to which it is a party.

4.           The Credit Agreement, the Note and each other Bank Document to which each of the Borrower and each Subsidiary Guarantors is a party constitute the valid and legally binding obligations of such party, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

5.           To our knowledge, there is no litigation or proceeding pending or threatened against the Borrower which would have a Material Adverse Effect.

6.           To our knowledge, no consent, authorization or approval of, filing with, notice to, or exemption by, stockholders or  any Governmental Authority not obtained is required to be obtained by the Borrower or any Subsidiary Guarantor to authorize, or is required in connection with the execution, delivery and performance of the Loan Documents to which the Borrower or such Subsidiary Guarantor is a party.

7.           To our knowledge, the execution, delivery or carrying out of the terms of the Loan Documents and the extensions of credit contemplated hereunder will not violate any of the terms or provisions of any mortgage, indenture, contract or agreement to which the Borrower or

I-1

any Subsidiary is a party or by which the Borrower or any of the Subsidiary Guarantors or any of their respective Property is bound, or constitute a default under or result in the creation or imposition of, or obligation to create, any Lien upon any Property of the Borrower or its Subsidiaries pursuant to the terms of any such mortgage, indenture, contract or agreement.

8.           The Borrower is not registered or required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

I-2

EXHIBIT J

FORM OF COMMITMENT INCREASE SUPPLEMENT

FOR AN INCREASED OR NEW COMMITMENT

This COMMITMENT INCREASE SUPPLEMENT is made as of the _____ day of __________, 200_ by and among Urstadt Biddle Properties Inc. (the “Borrower”), The Bank of New York, as Administrative Agent under the Credit Agreement (as defined below) (the “Administrative Agent”) and _________________________ (the “Increased Commitment Lender”).

The Borrower, the Administrative Agent and certain Lenders, as described therein, are parties to a Credit Agreement dated as of February ___, 2008 (as amended, the “Credit Agreement”).  All terms used herein and not otherwise defined shall have the same meaning given to them in the Credit Agreement.

Pursuant to Section 2.18 of the Credit Agreement, the Borrower has the right to increase the Total Commitment Amount by obtaining additional Commitments upon satisfaction of the conditions set forth in said Section 2.18.  This Amendment requires the signature of the Borrower, the Administrative Agent and the Increased Commitment Lender only, so long as the Total Commitment Amount is not increased above the amount set forth in Section 2.18(c) of the Credit Agreement.

The Increased Commitment Lender is either (a) an existing Lender which is increasing its Commitment or (b) a new Lender which is a lending institution whose identity will be deemed approved by the Administrative Agent and the Borrower by their signature below.

1.           In consideration of the foregoing, the Increased Commitment Lender, from and after the date hereof shall have a Commitment of $_______________, resulting in a new Total Commitment Amount of $_______________ as of the date hereof, and if it is a new Lender, the Increased Commitment Lender hereby assumes all of the rights and obligations of a Lender under the Credit Agreement.

2.           The Increased Commitment Lender hereby agrees, represents and warrants as follows:

(a)           The Increased Commitment Lender satisfies the requirements of an “assignee” under Section 11.7(b) of the Credit Agreement,

(b)           The Increased Commitment Lender has executed and delivered this Commitment Increase Supplement in accordance with Section 2.18(a)(ii) of the Credit Agreement,

(c)           On the Increase Effective Date (hereinafter defined), the Increased Commitment Lender shall make a Loan for the account of the Borrower to implement the provisions of Section 2.18(a)(iii) of the Credit Agreement in an amount equal to the difference between (i) the Increased Commitment Lender’s Commitment Percentage of Loans outstanding as of 11:00 A.M. on the Increase Effective Date (determined after giving effect to the

 Commitment Increase), plus any new Loan to be funded to the Borrower on such date in accordance with the Credit Agreement, less (ii) the Loans of the Increased Commitment Lender outstanding at such time, and shall make the amount of such Loan available to the Administrative Agent for the account of the Borrower not later than 1:00 P.M. on such Business Day, in funds immediately available to the Administrative Agent,

(d)           The Increased Commitment Lender has received a copy of the Credit Agreement, together with a copy of the financial statements referred to in Section 5.4 of the Agreement and the most recent financial statements, if any, delivered pursuant to Sections 6.1(a) and 6.1(b) of the Credit Agreement, and such other documents and information, including, without limitation, the Loan Documents, as it has deemed appropriate to make its own independent credit analysis and decision to execute and deliver this Commitment Increase Supplement,

(e)           The Increased Commitment Lender will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own independent credit decisions in taking or not taking action under the Loan Documents,

(f)           The Administrative Agent is hereby authorized to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated by the Lenders to the Administrative Agent by the terms thereof, and

(g)           The Increased Commitment Lender will keep confidential all information with respect to the Borrower furnished to it by the Borrower or the Administrative Agent (other than information generally available to the public or otherwise available to the Increased Commitment Lender on a nonconfidential basis).

3.           This Commitment Increase Supplement shall be effective on the date (the “Increase Effective Date”) that the Borrower and the Increased Commitment Lender each execute a counterpart hereof and deliver the same to the Administrative Agent and the Administrative Agent executes a counterpart hereof.  From and after the Increase Effective Date, the Increased Commitment Lender shall be a “Lender” under the Loan Documents.

4.           This Commitment Increase Supplement may not be amended, changed, waived or modified, except by a writing executed by the parties hereto.

5.           This Commitment Increase Supplement embodies the entire agreement among the Increased Commitment Lender, the Borrower and the Administrative Agent with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof.

6.           This Commitment Increase Supplement may be executed in any number of counterparts each of which shall be deemed to be an original.  Each such counterpart shall become effective when counterparts have been executed by all parties hereto.

7.           This Commitment Increase Supplement shall be binding upon and inure to the benefit of the Increased Commitment Lender and the Borrower and their respective successors and permitted assigns, except that neither party may assign or transfer any of its rights or obligations hereunder without the prior written consent of the other party.

8.           This Commitment Increase Supplement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to principles of conflicts of law.

If requested by the Increased Commitment Lender, the Borrower shall execute and deliver to the Increased Commitment Lender, as of the date hereof, a new or amended and restated Note in the form attached to the Credit Agreement as Exhibit F to evidence the new or increased Commitment of the Increased Commitment Lender.

EXHIBIT K

FORM OF REAL PROPERTY ASSET REVIEW

Property Name, Property Location

Deal:

Market:

Major Tenants	SF	% of Retail	Lease Expires	Base Rent/SF	Options

Major Tenant Economics:

Strategic View:

[Quarter End] 200_

K-1

In Witness Whereof, the Administrative Agent, the Borrower and the Increased Commitment Lender have executed this Commitment Increase Supplement as of the date shown above.

URSTADT BIDDLE PROPERTIES INC.

By: ________________________________ Name: Title:

[SUPPLEMENTAL LENDER]

By: ________________________________ Name: Title:

THE BANK OF NEW YORK, as Administrative Agent

By: ________________________________ Name: Title: